Exhibit (b)(1)

EXECUTION VERSION

BANK OF	WELLS FARGO	BMO CAPITAL	MACQUARIE
AMERICA, N.A.	BANK, NATIONAL	MARKETS	CAPITAL (USA) INC.
MERRILL LYNCH,	ASSOCIATION	BANK OF	MIHI LLC
PIERCE, FENNER &	WELLS FARGO	MONTREAL	125 West 55th Street
SMITH	SECURITIES, LLC	115 South LaSalle	New York, NY 10019
INCORPORATED	Duke Energy Center	Street
One Bryant Park	550 South Tryon, 6th	Chicago, IL 60603
New York, NY 10036	Floor
MAC D1086-051
Charlotte, North
Carolina 28202

CONFIDENTIAL

December 20, 2013

Southwire Company (“Southwire” or “you”)

1 Southwire Drive

Carrollton, GA 30119

Attn: Stuart Thorn, President and CEO

Project Cubs

Commitment Letter

Ladies and Gentlemen:

You have advised each of Bank of America, N.A. (“BofA”), Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S” and together with BofA, “BofAML”), Wells Fargo Bank, National Association (“Wells Fargo Bank”), Wells Fargo Securities, LLC (“Wells Fargo Securities” and together with Wells Fargo Bank, “Wells Fargo”), Bank of Montreal (“BMO”), Macquarie Capital (USA) Inc. (“Macquarie Capital”) and MIHI LLC (“MIHI” and, together with Macquarie Capital, “Macquarie” and together with BofAML, Wells Fargo and BMO, the “Commitment Parties”, “we” or “us”) that Southwire intends to acquire, directly or indirectly, all of the outstanding shares of capital stock of the company previously identified to us by you as “Cubs” (the “Company”) by means of the purchase of a majority of the shares of the Company pursuant to a cash tender offer, a subsequent issuance of additional shares by the Company to you (if necessary) and the subsequent consummation of a short-form merger (or, if necessary, a long-form merger approved by the shareholders of the Company) (such acquisition of all of the outstanding capital stock of the Company, the “Acquisition”). You have further advised us that, in connection with the foregoing, you intend to consummate the other Transactions described in the Transaction Description attached hereto as Exhibit A (the “Transaction Description”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Transaction Description and in the Summaries of Principal Terms and Conditions attached hereto as Exhibit B (the “Term Loan Term Sheet”), Exhibit C (the “ABL Term Sheet” and together with the Term Loan Term Sheet, the “Term Sheets” and together with this commitment letter, the Transaction Description and the Summary of Additional Conditions attached hereto as Exhibit D, collectively, the “Commitment Letter”).

In connection with the foregoing, (a) each of BofAML, BMO, Wells Fargo and Macquarie, is pleased to advise you of its several and not joint commitment to provide 30%, 30%, 30% and 10%, respectively, of the Term Loan Facility and (b) each of Wells Fargo, BMO, BofAML and Macquarie, is pleased to advise you of its several and not joint commitment to provide 30%, 30%, 30% and 10%, respectively, of the ABL Facility, in each case subject only to the satisfaction or waiver of the applicable conditions set forth in the sections entitled “Conditions Precedent to Initial Borrowing” in Exhibit B and Exhibit C hereto (limited on the Closing Date (as defined below) as indicated therein) and in Exhibit D hereto. BofAML, Wells Fargo, BMO and Macquarie are referred to herein as the “Initial Lenders”.

It is agreed that (i) each of (a) MLPF&S, BMO, acting under its trade name, BMO Capital Markets (“BMOCM”), Wells Fargo Securities and Macquarie will act as a lead arranger and joint bookrunner for the Term Loan Facility (in such capacity, the “Term Loan Lead Arrangers”) and (b) MLPF&S and BMOCM will act as joint physical bookrunners for the Term Loan Facility; (ii) each of (a) Wells Fargo Bank, BMOCM, MLPF&S and Macquarie will act as a lead arranger and joint bookrunner for the ABL Facility (in such capacity, the “ABL Lead Arrangers” and together with the Term Loan Lead Arrangers, collectively, the “Lead Arrangers”) and (b) Wells Fargo Bank and BMOCM will act as joint physical bookrunners for the ABL Facility; (iii) BofA will act as sole and exclusive administrative agent and collateral agent for the Term Loan Facility (in such capacity, the “Term Loan Administrative Agent”); and (iii) Wells Fargo Bank, will act as sole and exclusive administrative agent and collateral agent for the ABL Facility (in such capacity, the “ABL Administrative Agent” and, together with the Term Loan Administrative Agent, the “Administrative Agents”). It is further agreed that, notwithstanding anything to the contrary contained herein, (i) BofAML shall have “left” placement in any and all marketing materials or other documentation used in connection with the Term Loan Facility, (ii) BMO shall have placement immediately to the right of BofAML in any and all marketing materials or other documentation used in connection with the Term Loan Facility, (iii) Wells Fargo Securities will have placement immediately to the right of BMO in any and all marketing materials or other documentation used in connection with the Term Loan Facility, (iv) Macquarie will have placement immediately to the right of Wells Fargo Securities in any and all marketing materials or other documentation used in connection with the Term Loan Facility, (v) Wells Fargo Bank shall have “left” placement in any and all marketing materials or other documentation used in connection with the ABL Facility, (vi) BMO shall have placement immediately to the right of Wells Fargo Bank in any and all marketing materials or other documentation used in connection with the ABL Facility, (vii) BofAML will have placement immediately to the right of BMO in any and all marketing materials or other documentation used in connection with the ABL Facility and (viii) Macquarie will have placement immediately to the right of BofAML in any and all marketing materials or other documentation used in connection with the ABL Facility. Within 15 business days of the date hereof you may appoint additional joint lead arrangers, joint bookrunners agents, co-agents or co-managers (any such arranger, bookrunner, agent, co-agent or co-manager, an “Additional Commitment Party”) or confer other titles in respect of any Facility in a manner (provided that such appointments are made ratably across the Facilities) and with economics determined by you (provided that (i) the economics shall be in proportion to the commitments assumed and (ii) the Initial Lenders on the date hereof shall have not less than 85% of the total economics for the Facilities on the Closing Date) (it being understood that, to the extent you appoint Additional Commitment Parties or confer other titles in respect of the Facilities, the economics allocated to, and the amount of the commitments of, the Commitment Parties in respect of the Facilities will be reduced ratably by the economics allocated to and the amount of the commitments of such appointed entities upon the execution by such financial institution of customary joinder documentation and, thereafter, each such financial institution shall constitute a “Commitment Party” and “Initial Lender” hereunder and under the Fee Letter). No compensation (other than that expressly contemplated by this Commitment Letter and the Fee Letter referred to below) will be paid to any Lender in order to obtain its commitment to participate in the Facilities unless you and the Commitment Parties shall so agree.

The Lead Arrangers reserve the right, prior to or after the execution of the Facilities Documentation (as defined in Exhibit B), which we agree will be initially drafted by your counsel, to syndicate all or a portion of the Initial Lenders’ commitments hereunder to a group of banks, financial institutions and other institutional lenders identified by the Lead Arrangers in consultation with you and reasonably acceptable to them and you with respect to the identity of such lenders (your consent not to be

[Commitment Letter]

2

unreasonably withheld or delayed, it being understood and agreed that the potential ABL Lenders previously disclosed to you by the ABL Lead Arrangers are reasonably acceptable to you) including, without limitation, any relationship lenders designated by you and reasonably acceptable to the Lead Arrangers (such banks, financial institutions and other institutional lenders, together with the Initial Lenders, the “Lenders”); provided that, notwithstanding each Lead Arranger’s right to syndicate the Facilities and receive commitments with respect thereto (but subject to the fifth paragraph of this Commitment Letter), it is agreed that (i) syndication of, or receipt of commitments or participations in respect of, all or any portion of the Initial Lenders’ commitments hereunder prior to the date of the consummation of the Acquisition and the date of the initial funding under the Facilities (the date of such funding, the “Closing Date”) shall not be a condition to the Initial Lenders’ commitments; (ii) except as provided above with respect to appointment of Additional Commitment Parties, the Initial Lenders shall not be relieved, released or novated from its obligations hereunder (including their obligation to fund the Facilities on the Closing Date) in connection with any syndication, assignment or participation of the Facilities, including their commitments in respect thereof, until after the initial funding of the Facilities has occurred; (iii) no assignment or novation shall become effective with respect to all or any portion of the Initial Lenders’ commitments in respect of the Facilities until after the initial funding of the Facilities; (iv) unless you otherwise agree in writing, each Commitment Party shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Facilities, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Closing Date has occurred; and (v) we will not syndicate our commitments to certain banks, financial institutions and other institutional lenders and investors (a) that have been separately identified in writing by you to us prior to the date of this Commitment Letter (or, if after such date, that are reasonably acceptable to the Lead Arrangers holding a majority of the aggregate amount of outstanding financing commitments in respect of the Facilities on the date hereof (the “Majority Lead Arrangers”)), (b) those persons who are competitors of Southwire and its subsidiaries and/or of the Company and its subsidiaries that are separately identified in writing by you to us from time to time, and (c) in the case of each of clauses (a) and (b), any of their affiliates (other than any such affiliate that is affiliated with a financial investor in such person and that is not itself an operating company or otherwise an affiliate of an operating company so long as such affiliate is a bona fide debt fund) that are either (x) identified in writing by you from time to time or (y) clearly identifiable on the basis of such affiliate’s name (clauses (a), (b) and (c) above, collectively “Disqualified Lenders”).

Without limiting your obligations to assist with syndication efforts as set forth herein, it is understood that the Initial Lenders’ commitments hereunder are not conditioned upon the syndication of, or receipt of commitments or participations in respect of, the Facilities and in no event shall the commencement or successful completion of syndication of the Facilities constitute a condition to the availability of the Facilities on the Closing Date. The Lead Arrangers intend to commence syndication efforts promptly upon the execution of this Commitment Letter and as part of their syndication efforts, it is their intent to have Lenders commit to the Facilities prior to the Closing Date (subject to the limitations set forth in the preceding paragraph). You agree actively to assist the Lead Arrangers, until the earlier to occur of (i) a Term Loan Successful Syndication and an ABL Successful Syndication (each as defined in the Fee Letter) and (ii) 60 days after the Closing Date (such earlier date, the “Syndication Date”), in completing a timely syndication that is reasonably satisfactory to them and you. Such assistance shall include, without limitation, (a) your using commercially reasonable efforts to ensure that any syndication efforts benefit materially from your existing lending and investment banking relationships and, to the extent not in contravention of the terms of the Acquisition Agreement as in effect on the date hereof, the Company, (b) direct contact between senior management, representatives and advisors of you, on the one hand, and the proposed Lenders, on the other hand (and your using commercially reasonable efforts, to the extent not in contravention of the terms of the Acquisition Agreement as in effect on the date hereof, to ensure such contact between senior management, representatives and advisors of the Company, on the one hand, and the proposed Lenders, on the other hand), in all such cases at times and places mutually

[Commitment Letter]

3

agreed upon, (c) your assistance, and your using commercially reasonable efforts to cause the Company to assist, to the extent not in contravention of the terms of the Acquisition Agreement as in effect on the date hereof, in the preparation of customary confidential information memoranda for the Facilities (any such memorandum, a “Confidential Information Memorandum”) and other marketing materials to be used in connection with the syndications, by using commercially reasonable efforts to provide information and other customary materials reasonably requested in connection with such Confidential Information Memorandum no less than 20 consecutive business days prior to the Closing Date; provided that such 20 consecutive business day period shall begin on or after January 13, 2014, (d) your assistance, and your using commercially reasonable efforts to cause the Company to assist, in the preparation of the Borrower Model (including projected cash flows of the Borrower after giving effect to the Transactions) and the delivery thereof to the Lead Arrangers prior to the launch of general syndication, (e) using your commercially reasonable efforts to procure a corporate credit rating and a corporate family rating in respect of the Borrower from Standard & Poor’s Ratings Services (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”), respectively, and ratings for the Term Loan Facility from each of S&P and Moody’s, in each case, prior to the launch of general syndication, (f) the hosting, with the Lead Arrangers, of (i) no more than two general meetings of and (ii) a reasonable number of conference calls with prospective Lenders at times and locations to be mutually agreed upon and (g) your ensuring (and with respect to the Company and its subsidiaries, your using commercially reasonable efforts to ensure) that there shall be no competing issues of debt securities or commercial bank or other credit facilities of the Borrower, Company or any of their subsidiaries being offered, placed or arranged (other than (x) the Facilities and (y) any indebtedness of the Company and its subsidiaries permitted to remain outstanding on the Closing Date pursuant to the Acquisition Agreement) if such debt securities or commercial bank or other credit facilities would, in the reasonable judgment of the Lead Arrangers, materially impair the primary syndication of the Facilities (it is understood and agreed that any ordinary course working capital facilities and ordinary course capital lease, purchase money and equipment financings will not be deemed to materially impair the primary syndication of the Facilities). Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter or any other letter agreement or undertaking concerning the financing of the Transactions to the contrary, neither the obtaining of the ratings referenced above nor the compliance with any of the other provisions set forth in clauses (a) through (g) above or any other provision of this paragraph shall constitute a condition to the commitments hereunder or the funding of the Facilities on the Closing Date or at any time thereafter.

The Lead Arrangers, in their capacities as such, will, in consultation with you, manage all aspects of any syndication of the Facilities, including (subject to the second preceding paragraph) decisions as to the selection of institutions reasonably acceptable to you to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate (subject to your consent rights and rights of appointment set forth in the third preceding paragraph), the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders. To assist the Lead Arrangers in their syndication efforts, you agree promptly to prepare and provide (and to use commercially reasonable efforts, to the extent not in contravention of the terms of the Acquisition Agreement as in effect on the date hereof, to cause the Company to provide) to the Lead Arrangers all customary information with respect to you and the Company and each of your and its respective subsidiaries and the Transactions, including all financial information and projections (including financial estimates, budgets, forecasts and other forward-looking information, the “Projections”), as the Lead Arrangers may reasonably request in connection with the structuring, arrangement and syndication of the Facilities. For the avoidance of doubt, you will not be required to provide any information to the extent that the provision thereof would violate any law, rule or regulation binding upon you or any of your subsidiaries or affiliates or upon the Company or any of its respective subsidiaries or affiliates; provided that it being understood and agreed that nothing in this sentence shall affect the representations, warranties, covenant and closing deliverables set forth in this Commitment Letter. Notwithstanding anything herein to the contrary, the only historical financial statements that shall be required to be provided to the Commitment Parties in connection with the syndication of the Facilities shall be those required to be delivered pursuant to paragraphs 5 and 6 of Exhibit D.

[Commitment Letter]

4

You hereby represent and warrant that (to the best of your knowledge, in the case of information regarding the Company or any of its subsidiaries) (a) all written information and written data (such information and data, other than (i) the Projections and (ii) information of a general economic or industry specific nature, the “Information”) that has been or will be made available to the Commitment Parties by or on behalf of you or any of your representatives, taken as a whole, is or will be, when furnished, true and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto from time to time) and (b) the Projections that have been or will be made available to the Commitment Parties, any Lender or potential Lender by or on behalf of you or any of your representatives have been or will be prepared in good faith based upon assumptions that you believe to be reasonable at the time made and at the time the related Projections are so furnished to the Commitment Parties, it being understood that the Projections are as to future events and are not to be viewed as facts, that the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular Projections will be realized and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material. You agree that if, at any time prior to the later of the Closing Date and the Syndication Date, you become aware that any of the representations and warranties in the preceding sentence would be (in the case of information regarding the Company or any of its subsidiaries, to the best of your knowledge) incorrect in any material respect if the Information and Projections were being furnished, and such representations and warranties were being made, at such time, then you will use commercially reasonable efforts to promptly supplement the Information and the Projections so that (to the best of your knowledge, in the case of information regarding the Company or any of its subsidiaries) such representations and warranties will be correct in all material respects under those circumstances. In arranging and syndicating the Facilities, the Commitment Parties will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent verification thereof.

You hereby acknowledge that (a) the Lead Arrangers will make available Information and Projections to the proposed syndicate of Lenders by posting such Information and Projections on IntraLinks, SyndTrak Online, Debtdomain or similar electronic means and you acknowledge that none of the Initial Lenders nor any of their respective affiliates will be responsible or liable to you or any other person for damages arising from use of information or other materials obtained through IntraLinks, SyndTrak Online, Debtdomain or similar electronic means, except to the extent caused by the Initial Lenders’ gross negligence or willful misconduct to the extent determined in a final, non-appealable judgment by a court of competent jurisdiction and (b) certain of the Lenders may be “public side” Lenders (i.e., Lenders that wish to receive only information that (i) is publicly available, (ii) is not material with respect to you, the Company, your or its respective subsidiaries or the respective securities of any of the foregoing for purposes of United States federal and state securities laws or (iii) constitutes information of a type that would be publicly available if you, the Company, or your or its respective subsidiaries, were public reporting companies (as reasonably determined by you) (collectively, the “Public Side Information”; any information that is not Public Side Information, “Private Side Information”)) and who may be engaged in investment and other market-related activities with respect to you, the Company, any of your or its respective subsidiaries or the respective securities of any of the foregoing (each, a “Public Sider” and each Lender that is not a Public Sider, a “Private Sider”).

If reasonably requested by the Lead Arrangers you will assist (and use commercially reasonable efforts to cause the Company to assist) us in preparing a customary additional version of the Confidential

[Commitment Letter]

5

Information Memorandum to be used in connection with the syndication of the Facilities that includes only Public Side Information with respect to you, the Company, your or its respective subsidiaries or the respective securities of any of the foregoing to be used by Public Siders. It is understood that in connection with your assistance described above, customary authorization letters will be included in any Confidential Information Memorandum that authorize the distribution of the Confidential Information Memorandum to prospective Lenders, that contain the representations set forth in the second preceding paragraph (which representations as to the Company, in the case of authorization letters to be delivered by the Company, shall not be qualified by knowledge) (and represent that the additional version of the Confidential Information Memorandum contains only Public Side Information with respect to you, the Company, your or its respective subsidiaries and the respective securities of any of the foregoing (other than as set forth in the following paragraph)) and that exculpate you, the Company and your and their respective subsidiaries and us and our affiliates with respect to any liability related to the use or misuse of the contents of the Confidential Information Memorandum or any related marketing material by the recipients thereof.

You agree to use commercially reasonable efforts to identify that portion of the Information that may be distributed to the Public Siders as “PUBLIC”. You agree that, subject to the confidentiality and other provisions of this Commitment Letter, the Lead Arrangers on your behalf may distribute the following documents to all prospective lenders in the form provided to you and to your counsel a reasonable time prior to their distribution, unless you or your counsel advise the Lead Arrangers in writing (including by email) within a reasonable time prior to their intended distribution that such material should only be distributed to Private Siders: (a) the Term Sheets, (b) interim and final drafts of the Facilities Documentation, (c) administrative materials prepared by the Lead Arrangers for prospective Lenders (such as a lender meeting invitation, allocations and funding and closing memoranda) and (d) changes in the terms of the Facilities. If you advise us that any of the foregoing items should be distributed only to Private Siders, then the Lead Arrangers will not distribute such materials to Public Siders without your consent.

As consideration for the commitments of the Initial Lenders hereunder and for the agreement of the Lead Arrangers to perform the services described herein, you agree to pay (or cause to be paid) the fees set forth in the Term Sheets and in the Fee Letter dated the date hereof and delivered herewith with respect to the Facilities (the “Fee Letter”), if and to the extent payable. Once paid, such fees shall not be refundable under any circumstances, except as otherwise contemplated by the Fee Letter.

The commitments of the Initial Lenders hereunder to fund the Facilities on the Closing Date and the several agreements of the Lead Arrangers to perform the services described herein are subject solely to (a) the applicable conditions set forth in the sections entitled “Conditions Precedent to Initial Borrowing” in Exhibit B and Exhibit C hereto and (b) the applicable conditions set forth in Exhibit D hereto, and upon satisfaction (or waiver by the Commitment Parties) of such conditions, the initial funding of the Facilities shall occur, it being understood that there are no conditions (implied or otherwise) to the commitments hereunder, including compliance with the terms of this Commitment Letter, the Fee Letter or the Facilities Documentation, other than those that are expressly stated in the sections entitled “Conditions Precedent to Initial Borrowing” in Exhibit B and Exhibit C hereto and in Exhibit D to be conditions to the initial funding under the Facilities on the Closing Date.

Notwithstanding anything to the contrary in this Commitment Letter (including each of the exhibits attached hereto), the Fee Letter, the Facilities Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations and warranties the making and accuracy of which shall be a condition to the availability of the Facilities on the Closing Date shall be (A) such of the representations and warranties made by the Company with respect to the Company and its subsidiaries in the Acquisition Agreement as are material to the interests

[Commitment Letter]

6

of the Lenders, but only to the extent that you (or one of your affiliates) have the right (taking into account any applicable cure provisions) to terminate your (or its) obligations under the Acquisition Agreement or decline to consummate the Acquisition as a result of a breach of such representations and warranties in the Acquisition Agreement (to such extent, the “Company Representations”) and (B) the Specified Representations (as defined below) and (ii) the terms of the Facilities Documentation shall be in a form such that they do not impair the availability of the Facilities on the Closing Date if the conditions set forth in the sections entitled “Conditions Precedent to Initial Borrowing” in Exhibit B and Exhibit C hereto and in Exhibit D hereto are satisfied (or waived by the Commitment Parties) (provided that (x) to the extent any security interest in any Collateral (as defined in Exhibit B) is not or cannot be provided and/or perfected on the Closing Date (other than the pledge and perfection of the security interests (1) in the certificated equity securities of the Company and any other material wholly owned U.S. domestic subsidiaries of the Borrower and related stock powers to the extent constituting Collateral (provided that such certificated equity securities will be required to be delivered on the Closing Date only to the extent received from the Company after your use of commercially reasonable efforts to do so) and (2) in other assets with respect to which a lien may be perfected solely by the filing of a financing statement under the Uniform Commercial Code) after your use of commercially reasonable efforts to do so or without undue burden or expense, then the provision and/or perfection of a security interest in such Collateral shall not constitute a condition precedent to the availability of the Facilities on the Closing Date but instead shall be required to be delivered after the Closing Date pursuant to arrangements and timing to be mutually agreed (but, in any event, not later than 90 days after the Closing Date or such longer period as may be agreed by the Term Loan Administrative Agent in its reasonable discretion (and the ABL Administrative Agent shall be deemed to have agreed to any such longer period agreed to by the Term Loan Administrative Agent)) and (y) without limitation of clause (x), with respect to guarantees and security to be provided by the Company and any restricted subsidiary of the Company that is required to become a Guarantor (as defined on Exhibit B), if such guarantees and security cannot be provided as a condition precedent solely because the directors or managers of the Company or such restricted subsidiaries have not authorized such guarantees and security and the election of new directors or managers to authorize such guarantees and security has not taken place prior to the funding of the Facilities (such guarantees and security, “Duly Authorized Guarantees and Security”), such election shall take place and such Duly Authorized Guarantees and Security shall be provided no later than 5:00 p.m., New York City time, on the Closing Date). For purposes hereof, “Specified Representations” means the representations and warranties made by the Borrower and the Guarantors to be set forth in the Facilities Documentation relating to the corporate or other organizational existence, power and authority, due authorization, execution, delivery and enforceability, in each case related to the borrowing under, guaranteeing under, granting of security interests in the Collateral under, and performance of, the Facilities Documentation; the incurrence of the loans and the provision of the Guarantees, in each case under the Facilities, and the granting of the security interests in the Collateral to secure the Facilities, not conflicting with constitutional documents; solvency as of the Closing Date (after giving effect to the Transactions) of the Borrower and its subsidiaries on a consolidated basis (solvency to be defined in a manner consistent with the manner in which solvency is defined in the solvency certificate to be delivered pursuant to paragraph 9 of Exhibit D); status of the Facilities and the guarantees thereof as senior debt; creation, validity and perfection of security interests in the Collateral to be perfected on the Closing Date (subject to permitted liens and the foregoing provisions of this paragraph relating to Collateral); Federal Reserve margin regulations; the use of loan proceeds not violating the PATRIOT Act; OFAC, FCPA and other anti-terrorism laws; and the Investment Company Act. This paragraph, and the provisions herein, shall be referred to as the “Funding Conditions Provisions”. Without limiting the conditions precedent provided herein to funding the consummation of the Acquisition with the proceeds of the Facilities, the Lead Arrangers will cooperate with you as reasonably requested in coordinating the timing and procedures for the funding of the Facilities in a manner consistent with the Acquisition Agreement.

[Commitment Letter]

7

You agree (a) to indemnify and hold harmless each of the Commitment Parties and their affiliates and the officers, directors, employees, agents, controlling persons, members, representatives and the successors and assigns of each of the foregoing (each an “Indemnified Person”), from and against any and all losses, claims, damages and liabilities of any kind or nature and reasonable and documented out-of-pocket expenses, joint or several, to which any such Indemnified Person may become subject, to the extent arising out of or in connection with any claim, litigation, investigation or proceeding, actual or threatened, relating to this Commitment Letter (including the Term Sheets), the Fee Letter, the Transactions, the Facilities or any related transaction contemplated hereby or thereby (any of the foregoing, a “Proceeding”), regardless of whether any such Indemnified Person is a party thereto and whether such Proceeding is brought by you or any other person, and to reimburse each such Indemnified Person upon demand for any reasonable and documented out-of-pocket legal fees and expenses incurred in connection with investigating or defending any of the foregoing by one firm of counsel for all Indemnified Persons, taken as a whole, and, if necessary, by a single firm of local counsel in each appropriate jurisdiction for all such Indemnified Persons, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnified Person affected by such conflict notifies you of the existence of such conflict and thereafter retains its own counsel, by another firm of counsel for such affected Indemnified Person) or other reasonable and documented out-of-pocket fees and expenses incurred in connection with investigating or defending any of the foregoing; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses to the extent that they have resulted from (i) the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of such Indemnified Person’s and its affiliates and the officers, directors, employees, agents, controlling persons, members, representatives and the successors and assigns of each of the foregoing (as determined by a court of competent jurisdiction in a final and non-appealable decision), (ii) in the case of a Proceeding initiated by the Borrower or one of its subsidiaries against the relevant Indemnified Person, a material breach of the obligations of such Indemnified Person (or any of such Indemnified Person’s affiliates or any of its or their respective officers, directors, employees, agents, controlling persons, members or the successors of any of the foregoing) under this Commitment Letter, the Fee Letter or the Facilities Documentation (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (iii) any Proceeding not arising from any act or omission by you or any of your affiliates that is brought by an Indemnified Person against any other Indemnified Person (other than disputes involving claims against the Lead Arrangers or Administrative Agent in its capacity as such), and (b) to reimburse the Commitment Parties, Lead Arrangers, Administrative Agent and each Indemnified Person from time to time, upon presentation of a summary statement, for all reasonable and documented out-of-pocket expenses (including but not limited to expenses of the Commitment Parties’ due diligence investigation, consultants’ fees (to the extent any such consultant has been retained with your prior written consent (such consent not to be unreasonably withheld or delayed), including related to field examinations and inventory appraisals), syndication expenses, travel expenses and reasonable fees, disbursements and other charges of counsel to the Lead Arrangers identified in the Term Sheets and of a single firm of local counsel to the Lead Arrangers in each appropriate jurisdiction (other than any allocated costs of in-house counsel) or otherwise retained with your consent (such consent not to be unreasonably withheld or delayed)), in each case incurred in connection with the Facilities and the preparation of this Commitment Letter, the Fee Letter, the Facilities Documentation and any security arrangements in connection therewith (collectively, the “Expenses”); provided that, except as set forth in the Fee Letter, you shall not be required to reimburse any of the Expenses in the event the Closing Date does not occur.

Notwithstanding any other provision of this Commitment Letter, (i) no Indemnified Person or any other party hereto shall be liable for any damages arising from the use by others of information or other materials obtained through internet, electronic, telecommunications or other information transmission systems (including IntraLinks, SyndTrak Online or Debtdomain), except to the extent that such damages have resulted from the willful misconduct, bad faith or gross negligence of such Indemnified Person, such

[Commitment Letter]

8

other party or any of such Indemnified Person’s or other party’s and its affiliates or any of its or their officers, directors, employees, agents, controlling persons, members, representatives or the successors or assigns of each of the foregoing (as determined by a court of competent jurisdiction in a final and non-appealable decision), and (ii) none of we, you, the Company, any subsidiaries or affiliates of the foregoing or any Indemnified Person shall be liable for any indirect, special, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) in connection with this Commitment Letter, the Fee Letter, the Transactions (including the Facilities and the use of proceeds thereunder), or with respect to any activities related to the Facilities, including the preparation of this Commitment Letter, the Fee Letter and the Facilities Documentation; provided that nothing in this paragraph shall limit your indemnity and reimbursement obligations set forth in the immediately preceding paragraph.

You shall not be liable for any settlement of any Proceeding effected without your written consent (which consent shall not be unreasonably withheld or delayed), but if settled with your written consent or if there is a final and non-appealable judgment by a court of competent jurisdiction for the plaintiff in any such Proceeding, you agree to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and reasonable and documented legal or other out-of-pocket expenses by reason of such settlement or judgment in accordance with and to the extent provided in the other provisions herein.

You shall not, without the prior written consent of any Indemnified Person (which consent shall not be unreasonably withheld or delayed), effect any settlement of any pending or threatened proceedings in respect of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement (i) includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability or claims that are the subject matter of such proceedings and (ii) does not include any statement as to or any admission of fault, culpability, wrongdoing or a failure to act by or on behalf of any Indemnified Person.

You acknowledge that the Commitment Parties and their affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other persons in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. Neither the Commitment Parties nor any of their respective affiliates will use confidential information obtained from you or the Company by virtue of the transactions contemplated by this Commitment Letter or its other relationships with you in connection with the performance by them of services for other persons, and neither the Commitment Parties nor any of their affiliates will furnish any such information to other persons. You also acknowledge that neither the Commitment Parties nor any of their respective affiliates have any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by them from other persons.

As you know, the Commitment Parties and their affiliates are a full service securities firm engaged, either directly or through its affiliates, in various activities, including securities trading, commodities trading, investment management, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, the Commitment Parties and their affiliates may actively engage in commodities trading or trade the debt and equity securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of you, the Company, any of your or their respective subsidiaries and affiliates and other companies which may be the subject of the arrangements contemplated by this letter for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities. The Commitment Parties and their affiliates may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other

[Commitment Letter]

9

parties, and such funds or other investment vehicles may trade or make investments in securities of you, the Company, any of your or their respective subsidiaries and affiliates or other companies which may be the subject of the arrangements contemplated by this Commitment Letter or engage in commodities trading with any thereof.

The Commitment Parties and their affiliates may have economic interests that conflict with those of the Company and you. You agree that the Commitment Parties will act under this letter as independent contractors and that nothing in this Commitment Letter or the Fee Letter or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Commitment Parties and you and the Company, your and its respective shareholders or your and its respective affiliates. You acknowledge and agree that (i) the transactions contemplated by this Commitment Letter and the Fee Letter are arm’s-length commercial transactions between the Commitment Parties, on the one hand, and you and the Company, on the other, (ii) in connection therewith and with the process leading to such transaction the Commitment Parties are acting solely as a principal and not as agents or fiduciaries of you, the Company, your and its management, shareholders, creditors or any other person, (iii) the Commitment Parties have not assumed an advisory or fiduciary responsibility or any other obligation in favor of you with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether the Commitment Parties or any of their respective affiliates have advised or are currently advising you or the Company on other matters) except the obligations expressly set forth in this Commitment Letter and the Fee Letter and (iv) you have consulted your own legal, tax, accounting and financial advisors to the extent you deemed appropriate. You further acknowledge and agree that you are responsible for making your own independent judgment with respect to such transactions and the process leading thereto. Please note that the Commitment Parties and their affiliates have not provided any legal, accounting, regulatory or tax advice. You agree that you will not claim that the Commitment Parties (in their capacity as such) or their applicable affiliates, as the case may be, have rendered advisory services of any nature or respect, or owe a fiduciary or similar duty to you or your affiliates, in connection with the transactions contemplated by this Commitment Letter or the process leading thereto.

You acknowledge that we may receive a benefit, including without limitation, a discount, credit or other accommodation, from any of such counsel based on the fees such counsel may receive on account of their relationship with us including, without limitation, fees paid pursuant hereto.

This Commitment Letter and the commitments hereunder shall not be assignable by any party hereto (other than, immediately prior to, on or after the Closing Date, by you to any other U.S. domestic entities established in connection with the Transactions and wholly-owned, directly or indirectly, immediately after giving effect to the Transactions by you, with your obligations and liabilities hereunder being assumed by such other entities upon the effectiveness of such assignment; provided, however, that notwithstanding any such assignment you shall not be released from your obligations hereunder in respect of syndication assistance, indemnification and the payment of expenses) without the prior written consent of each other party hereto (such consent not to be unreasonably withheld or delayed) (and any attempted assignment without such consent shall be null and void). This Commitment Letter and the commitments hereunder are intended to be solely for the benefit of the parties hereto (and Indemnified Persons) and are not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons to the extent expressly set forth herein) and is not intended to create a fiduciary relationship among the parties hereto. Subject to the limitations otherwise set forth herein, each Commitment Party reserves the right to employ the services of its respective affiliates or branches in providing services contemplated hereby and to allocate, in whole or in part, to their affiliates or branches certain fees payable to such Commitment Party in such manner as such Commitment Parties and their affiliates or branches may agree in their sole discretion and, to the extent so employed, such affiliates and branches shall be entitled to the benefits and protections afforded to, and subject to the provisions

[Commitment Letter]

10

governing the conduct of, such Commitment Party hereunder. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of the Commitment Parties and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or other electronic transmission (i.e., a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter (including the exhibits hereto) and the Fee Letter (i) are the only agreements that have been entered into among the parties hereto with respect to the Facilities and (ii) supersede all prior understandings, whether written or oral, among us with respect to the Facilities and sets forth the entire understanding of the parties hereto with respect thereto.

Each of the parties hereto agrees that (i) this Commitment Letter is a binding and enforceable agreement (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law)) with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Facilities Documentation by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the funding of the Facilities is subject only to the conditions precedent set forth in the sections entitled “Conditions Precedent to Initial Borrowing” in Exhibit B and Exhibit C hereto and in Exhibit D hereto and (ii) the Fee Letter is a binding and enforceable agreement (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law)) of the parties thereto with respect to the subject matter set forth therein.

THIS COMMITMENT LETTER AND THE RIGHTS AND DUTIES OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK; provided, however, that it is understood and agreed that (a) the interpretation of the definition of “Material Adverse Effect” (as referenced in Exhibit D hereto) (and whether or not such Material Adverse Effect has occurred), (b) the determination of the accuracy of any Company Representations and whether as a result of any inaccuracy thereof you (or your affiliates) has the right (taking into account any applicable cure provisions) to terminate your (or your affiliates’) obligations under the Acquisition Agreement or decline to consummate the Acquisition and (c) the determination of whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement, in each case shall be governed by, and construed in accordance with, the laws of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City in the Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter, the Transactions or the transactions contemplated hereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court, (b)

[Commitment Letter]

11

waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter, the Transactions or the transactions contemplated hereby in any such New York State court or in any such Federal court and (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each of the parties hereto agrees to commence any such action, suit, proceeding or claim either in the United States District Court for the Southern District of New York or in the Supreme Court of the State of New York, New York County located in the Borough of Manhattan.

This Commitment Letter is delivered to you on the understanding that none of the Fee Letter and its terms or substance, or this Commitment Letter and its terms or substance or the activities of any Commitment Party pursuant hereto or to the Fee Letter, shall be disclosed, directly or indirectly, to any other person or entity (including other lenders, underwriters, placement agents, advisors or any similar persons) except (a) to you and your subsidiaries and affiliates and your and their respective officers, directors, employees, agents, attorneys, accountants, advisors and controlling persons who are informed of the confidential nature thereof, on a confidential and need-to-know basis, (b) if the Commitment Parties consent to such proposed disclosure (such consent not to be unreasonably withheld or delayed) or (c) pursuant to the order of any court or administrative agency in any pending legal or administrative proceeding, or otherwise as required by applicable law, rule or regulation or compulsory legal process or to the extent requested or required by governmental and/or regulatory authorities, in each case based on the reasonable advice of your legal counsel (in which case, you agree, to the extent practicable and not prohibited by applicable law, rule or regulation, to inform us promptly thereof); provided that (i) you may disclose this Commitment Letter (but not the Fee Letter) and the contents hereof to the Company and its officers, directors, employees, agents, attorneys, accountants, advisors and controlling persons, on a confidential and need-to-know basis, (ii) you may disclose the Commitment Letter and its contents in any syndication or other marketing materials in connection with the Facilities (including any Confidential Information Memorandum and other customary marketing materials) or in connection with any public or regulatory filing requirement relating to the Transactions, (iii) you may disclose the Term Sheets and the other exhibits and annexes to the Commitment Letter and the contents thereof, to potential Lenders and their affiliates involved in the related commitments, to equity investors and to rating agencies in connection with obtaining ratings for the Borrower and the Facilities, (iv) you may disclose the aggregate fees contained in the Fee Letter as part of Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in offering and marketing materials for the Facilities or in any public or regulatory filing requirement relating to the Transactions, (v) to the extent the amounts of fees, “flex” and other economic terms set forth therein have been redacted in a manner to be reasonably agreed upon, you may disclose the Fee Letter and the contents thereof to the Company and its officers, directors, employees, agents, attorneys, accountants, advisors and controlling persons, on a confidential and need-to-know basis, (vi) you may disclose this Commitment Letter (but not the Fee Letter) in any tender offer or proxy relating to the Transactions and (vii) you may disclose the Fee Letter and the contents thereof to any prospective Additional Commitment Party and its officers, directors, employees, attorneys, accountants and advisors, in each case on a confidential and need to know basis. You agree that you will permit us to review and approve (such approval not to be unreasonably withheld or delayed) any reference to us or any of our affiliates in connection with the Facilities or the transactions contemplated hereby contained in any press release or similar written public disclosure prior to public release. The confidentiality provisions set forth in this paragraph shall survive the termination of this Commitment Letter and expire and shall be of no further effect after the second anniversary of the date hereof.

Each Commitment Party and its affiliates will use all non-public information provided to any of them or such affiliates by or on behalf of you hereunder or in connection with the Transactions solely for the purpose of providing the services which are the subject of this Commitment Letter and negotiating,

[Commitment Letter]

12

evaluating and consummating the transactions contemplated hereby and shall treat confidentially all such information and shall not publish, disclose or otherwise divulge such information; provided that nothing herein shall prevent such Commitment Party from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, rule or regulation or compulsory legal process (in which case such Commitment Party agrees (except with respect to any routine or ordinary course audit or examination conducted by bank accountants or any governmental or bank regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, rule or regulation, to inform you promptly thereof), (b) upon the request or demand of any regulatory authority having jurisdiction over such Commitment Party or any of its affiliates (in which case such Commitment Party agrees (except with respect to any routine or ordinary course audit or examination conducted by bank accountants or any governmental or bank regulatory authority exercising examination or regulatory authority) to the extent practicable and not prohibited by applicable law, rule or regulation, to inform you promptly thereof), (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by such Commitment Party or any of its affiliates or any related parties thereto in violation of any confidentiality obligations owing to you, the Company or any of your or their respective subsidiaries or affiliates or related parties (including those set forth in this paragraph), (d) to the extent that such information is received by such Commitment Party from a third party that is not, to such Commitment Party’s knowledge, subject to confidentiality obligations owing to you, the Company or any of your or their respective subsidiaries or affiliates or related parties, (e) to the extent that such information was already in our possession prior to any duty or other undertaking of confidentiality or is independently developed by the Commitment Parties without the use of such information, (f) to such Commitment Party’s affiliates and to its and their respective officers, directors, partners, employees, legal counsel, independent auditors and other experts or agents who need to know such information in connection with the Transactions and who are informed of the confidential nature of such information and who are subject to customary confidentiality obligations of professional practice or who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph) (with each such Commitment Party, to the extent within its control, responsible for such person’s compliance with this paragraph), (g) to potential or prospective Lenders, hedge providers, participants or assignees and any direct or indirect contractual counterparties to any swap or derivative transaction relating to the Borrower and its obligations under any Facility, in each case who agree (which agreement may be oral or pursuant to customary syndication practice) to be bound by the terms of this paragraph (or language substantially similar to this paragraph); provided that (i) the disclosure of any such information to any Lenders, hedge providers or prospective Lenders, hedge providers or participants or prospective participants referred to above shall be made subject to the acknowledgment and acceptance by such Lender, hedge provider or prospective Lender or participant or prospective participant that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and each Commitment Party, including, without limitation, as agreed in any Information Materials or other marketing materials) in accordance with the standard syndication processes of such Commitment Party or customary market standards for dissemination of such type of information, which shall in any event require “click through” or other affirmative actions on the part of recipient to access such information and (ii) no such disclosure shall be made by such Commitment Party to any person that is at such time a Disqualified Lender, (h) for purposes of establishing a “due diligence” defense or enforcing its rights hereunder or under the Fee Letter or (i) to rating agencies in connection with obtaining ratings for the Borrower and the Facilities to the extent such rating agencies are subject to customary confidentiality obligations of professional practice or agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph). In the event that the Facilities are funded, the Commitment Parties’ and their affiliates, if any, obligations under this paragraph, shall terminate automatically and be superseded by the confidentiality provisions in the Facilities Documentation upon the initial funding thereunder to the extent that such provisions are binding on such Commitment Parties. Otherwise, the confidentiality provisions set forth in this paragraph shall survive the termination of this Commitment Letter and expire and shall be of no further effect after the second anniversary of the date hereof.

[Commitment Letter]

13

The syndication, reimbursement, compensation (if applicable in accordance with the terms hereof and the Fee Letter), indemnification, confidentiality, jurisdiction, governing law, absence of fiduciary relationship and waiver of jury trial provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether Facilities Documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the Commitment Parties’ commitments hereunder; provided that your obligations under this Commitment Letter, other than those relating to confidentiality and to the syndication of the Facilities, shall automatically terminate and be superseded by the corresponding provisions of the Facilities Documentation upon the initial funding thereunder, and you shall be automatically released from all liability in connection therewith at such time. You may terminate this Commitment Letter and/or the Initial Lenders’ commitments with respect to the Facilities (or portion thereof; provided that, if the Initial Lenders’ commitments under the Term Loan Facility are terminated in part, the aggregate amount of the Initial Lenders’ commitments under the Term Loan Facility shall not be less than $500,000,000) hereunder at any time subject to the provisions of the preceding sentence and subject to your surviving obligations as set forth herein and in the Fee Letter.

We hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001, as amended from time to time, the “PATRIOT Act”), each of us and each of the Lenders may be required to obtain, verify and record information that identifies the Borrower and the Guarantors, which information may include their names, addresses, tax identification numbers and other information that will allow each of us and the Lenders to identify the Borrower and Guarantors in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to each of us and each Lender.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letter by returning to the Term Loan Administrative Agent on behalf of the Commitment Parties executed counterparts hereof and of the Fee Letter not later than 11:59 p.m., New York City time, on December 20, 2013. The Initial Lenders’ commitments hereunder and the obligations and agreements of the Commitment Parties contained herein will expire at such time in the event that the Term Loan Administrative Agent has not received such executed counterparts in accordance with the immediately preceding sentence. If you do so execute and deliver to us this Commitment Letter and the Fee Letter, this Commitment Letter and the commitments and undertakings of each of the Commitment Parties shall remain effective and available for you until the earliest to occur of (i) after execution of the Acquisition Agreement and prior to the consummation of the Transaction, the termination of the Acquisition Agreement by you (or your affiliates) or with your (or your affiliates’) written consent or otherwise in accordance with its terms (other than with respect to provisions therein that expressly survive termination), prior to closing of the Acquisition, (ii) the consummation of the Transaction with or without the funding of the Facilities and (iii) 11:59 p.m., New York City time, on June 23, 2014. Upon the occurrence of any of the events referred to in the preceding sentence, this Commitment Letter and the commitments of the Commitment Parties hereunder and the agreement of the Commitment Parties to provide the services described herein shall automatically terminate unless each of the Commitment Party shall, in its sole discretion, agree to an extension.

[Remainder of this page intentionally left blank]

[Commitment Letter]

14

The Commitment Parties are pleased to have been given the opportunity to assist you in connection with the financing for the Acquisition.

Very truly yours,

BANK OF AMERICA, N.A.

By:
/s/ David B. Stith
	Name:	David B. Stith
	Title:	Managing Director

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:
/s/ David B. Stith
	Name:	David B. Stith
	Title:	Managing Director

[Commitment Letter]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as ABL Lead Arranger, ABL Administrative Agent and a Commitment Party

By:
/s/ Rob Griffin
	Name:	Rob Griffin
	Title:	Managing Director

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:
/s/ William Nixon
	Name:	William Nixon
	Title:	Senior Vice President

WELLS FARGO SECURITIES, LLC

By:
/s/ William A. Luther
	Name:	William A. Luther
	Title:	Managing Director

[Commitment Letter]

BANK OF MONTREAL

By:
/s/ Katie Jones
	Name:	Katie Jones
	Title:	Managing Director

[Commitment Letter]

MIHI LLC

By:
/s/ Kevin Smith
	Name:	Kevin Smith
	Title:	Authorized Signatory

By:
/s/ Stephen Mehos
	Name:	Stephen Mehos
	Title:	Authorized Signatory

MACQUARIE CAPITAL (USA) INC.

By:
/s/ Clark Ryan
	Name:	Clark Ryan
	Title:	Senior Vice President

By:
/s/ Chris Striedter
	Name:	Chris Striedter
	Title:	Managing Director

[Commitment Letter]

Accepted and agreed to as of the date first above written:

SOUTHWIRE COMPANY

By:
/s/ Stuart W. Thorn
	Name:	Stuart W. Thorn
	Title:	President and Chief Executive Officer

[Commitment Letter]

CONFIDENTIAL	EXHIBIT A

Project Cubs

Transaction Description

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the other Exhibits to the Commitment Letter to which this Exhibit A is attached (the “Commitment Letter”) or in the Commitment Letter.

Southwire intends to acquire, directly or indirectly, the company previously identified to us by you as “Cubs” (the “Company”). In connection with the foregoing, it is intended that the following shall be consummated substantially contemporaneously:

a)	Pursuant to the Agreement and Plan of Merger by and among Southwire, Cubs Acquisition Corporation and Coleman Cable, Inc., dated as of the date hereof (together with all exhibits, annexes and schedules thereto, collectively, as amended, the “Acquisition Agreement”), Southwire will acquire, directly or indirectly, all of the outstanding capital stock of the Company by means of the purchase of a majority of the shares of the Company pursuant to a cash tender offer, a subsequent issuance of additional shares by the Company to you (if necessary) and the subsequent consummation of a short-form merger (or, if necessary, a long-form merger approved by the shareholders of the Company) (such acquisition of all of the outstanding capital stock of the Company, the “Acquisition”). Pursuant to the Acquisition, the shareholders of the Company shall have the right to receive the proceeds of the Facilities and a portion of the cash on hand at Southwire and its subsidiaries (the “Acquisition Consideration”) on the Closing Date in accordance with the terms of the Acquisition Agreement.

b)	Southwire will obtain (i) a $750.0 million senior secured term loan facility (plus any additional amounts specified in Exhibit B under the caption “Term Loan Facility”, the “Term Loan Facility”) and (ii) a $1.0 billion senior secured asset-based revolving credit facility (the “ABL Facility” and together with the Term Loan Facility, the “Facilities”).

c)	All of the existing third party indebtedness for borrowed money of the Borrower and its subsidiaries and the Company and its subsidiaries (which may exclude certain limited indebtedness that may, pursuant to the terms of the Facilities Documentation, remain outstanding after the Closing Date) will be refinanced or repaid, all commitments with respect thereto shall be terminated and any security interests or guaranties in connection therewith will have been terminated or released or provision thereof shall have been made; provided that to the extent an irrevocable notice of redemption in respect of the Company’s 9.0% senior notes due 2018 (the “2018 Notes”) has been given on or prior to the Closing Date, the 2018 Notes may remain outstanding so long as an amount of cash sufficient to discharge the entire indebtedness (including principal, redemption premium, accrued interest to the redemption date and any expenses required to be paid under the indenture) under the 2018 Notes and the indenture with respect thereto has been irrevocably deposited on or prior to the Closing Date with the trustee for such notes in accordance with such indenture (the “Refinancing”).

d)	The proceeds of the Facilities and a portion of the cash on hand at Southwire and its subsidiaries on the Closing Date will be applied (i) as described above to pay the Acquisition Consideration, (ii) to pay the fees and expenses incurred in connection with the Transactions (such fees and expenses, the “Transaction Costs”), (iii) to pay for the Refinancing and (iv) to fund cash to the balance sheet of Southwire and its subsidiaries (the amounts set forth in clauses (i), (ii), (iii) and (iv) above, collectively, the “Acquisition Funds”).

The transactions described above and the payment of related fees and expenses are collectively referred to herein as the “Transactions”.

[Transaction Description]

CONFIDENTIAL	EXHIBIT B

Project Cubs

$750.0 million Senior Secured Term Loan

Summary of Principal Terms and Conditions

All capitalized terms used but not defined herein shall have the meanings given to them in the Commitment Letter to which this term sheet is attached, including Exhibit A thereto.

Borrower:	Southwire Company (the “Borrower”); provided that the Company may also be added as a co-borrower.

Transaction:	As set forth in Exhibit A to the Commitment Letter.

Term Loan Administrative Agent:	Bank of America, N.A. (“BofA”) will act as sole and exclusive administrative agent and collateral agent (in such capacity, the “Term Loan Administrative Agent”) in respect of the Term Loan Facility (as hereinafter defined) for a syndicate of banks, financial institutions and other institutional lenders reasonably acceptable to the Borrower and excluding any Disqualified Lenders and will perform the duties customarily associated with such roles.

Lead Arrangers and Joint Bookrunners:	Merrill Lynch, Pierce, Fenner & Smith Incorporated, Bank of Montreal, acting under its trade name, BMO Capital Markets, Wells Fargo Securities, LLC and Macquarie Capital (USA) Inc. will each act as a lead arranger and joint bookrunner (together with any additional arranger and/or bookrunner appointed pursuant to the Commitment Letter, each in such capacity, a “Lead Arranger”) and will perform the duties customarily associated with such roles.

Other Agents:	The Borrower may designate additional financial institutions to act as syndication agent, documentation agent or co-documentation agent as provided in the Commitment Letter for the Term Loan Facility.

Term Loan Facility:	A senior secured Term Loan Facility in an aggregate principal amount of $750.0 million plus, at the Borrower’s election, an amount sufficient to fund any OID or upfront fees required to be funded in connection with the exercise of the “Term Market Flex Provisions” and/or the “ABL Market Flex Provisions” under the Fee Letter (the “Term Loan Facility”; the loans thereunder, the “Term Loans”; the Lenders thereunder, the “Term Loan Lenders”).

The Term Loan Facility shall be available to the Borrower and shall be available to be drawn in U.S. Dollars.

Incremental Term Facilities:	The Term Loan Facility will permit the Borrower to add one or more incremental term loan facilities to the Term Loan Facility (each, an “Incremental Term Facility” and collectively the “Incremental Term Facilities”) in an aggregate principal amount of up to (a) $400 million plus (b) all voluntary prepayments of the Term Loan Facility prior to the date of any such incurrence plus (c) an additional amount if, after giving effect to the incurrence of such additional amount, any acquisition consummated in connection therewith and all other appropriate pro forma adjustments, the Secured Leverage Ratio (as defined below) is equal to or less than 3.00:1.00 (assuming that all such Incremental Term Facilities and any notes or other indebtedness issued in lieu thereof are secured by the Collateral on a pari passu basis with the Term Loan

[Senior Secured Facilities Term Sheet]

Facility, whether or not secured); provided that (i) no existing Lender will be required to participate in any Incremental Term Facilities or Incremental ABL Facilities, (ii) no event of default exists, or would exist after giving effect thereto (except in connection with permitted acquisitions or similar investments, where no payment or bankruptcy event of default will be the standard but subject to, if agreed to by the lenders providing such Incremental Facilities, customary “Sungard” or limited conditionality, as applicable), (iii) the final maturity date and the weighted average maturity of any such Incremental Term Facility shall not be earlier than, or shorter than, as the case may be, the maturity date or the weighted average life, as applicable, of the Term Loan Facility, (iv) the pricing, interest rate margins, discounts, premiums, rate floors, fees and amortization schedule applicable to any Incremental Term Facility shall be determined by the Borrower and the lenders thereunder; (v) all representations and warranties shall be true and correct in all material respects immediately prior to, and after giving effect to, the incurrence of each such Incremental Term Facility, subject to, if agreed to by the lenders providing such Incremental Facilities, customary “Sungard” limitations; (vi) the Incremental Term Loans shall not be secured by assets other than Collateral and not guaranteed by persons other than Guarantors; (vii) each Incremental Term Facility shall be secured on a no more senior than pari passu basis by the Collateral securing the Term Loan Facility and for purposes of prepayments, shall be treated no more favorably than the Term Loan Facility and (viii) any Incremental Term Facility shall be on terms and pursuant to documentation to be determined by the Borrower, provided that, to the extent such terms and documentation are not consistent with, in the case of an Incremental Term Facility, the Term Loan Facility (except to the extent permitted by clause (iii) to (vii) above), they shall be reasonably satisfactory to the Term Loan Administrative Agent (except for covenants or other provisions applicable only to the periods after the latest maturity date of the Term Loan Facility or any existing Incremental Term Facility existing at the time such Incremental Term Facility is incurred) (it being understood to the extent that any financial maintenance covenant is added for the benefit of any Incremental Term Facility, no consent shall be required from the Term Loan Administrative Agent or any Term Loan Lender to the extent that such financial maintenance covenant is also added for the benefit of the Term Loan Facility and any existing Incremental Term Facility).

As used herein, the “Secured Leverage Ratio” means the ratio of total secured net debt for borrowed money, including capital leases and purchase money obligations (calculated net of unrestricted cash and cash equivalents other than the proceeds of any Incremental Term Facilities and/or Incremental ABL Facility to be drawn at such time) to trailing four-quarter EBITDA (as defined below).

The Term Loan Facility will permit the Borrower to utilize availability under the Incremental Term Facilities amount to issue secured notes or junior lien secured indebtedness (in each case, subject to customary intercreditor terms to be mutually agreed and set forth in an exhibit to the Term Loan Facility Documentation (the “Intercreditor Terms”)) or unsecured indebtedness, with the amount of such secured or unsecured indebtedness reducing the aggregate principal amount available for the Incremental Term Facilities; provided that such secured or unsecured indebtedness (i) shall not have a shorter weighted average life than, loans under the Term Loan Facility and shall have a final maturity date which is no earlier than 91 days after the latest maturity date for then existing Term Loans, (ii) shall not be subject to any mandatory redemption or prepayment provisions or rights (except with respect to

[Term Loan Facility Term Sheet]

customary “AHYDO catch-up payments”, asset sales and change of control prepayments/redemptions), (iii) reflects market terms at the time of incurrence or issuance and shall have covenants and defaults no more restrictive (excluding pricing and optional prepayment or redemption terms), when taken as a whole, than those with respect to the Term Loan Facility (except for covenants or other provisions applicable only to periods after the latest maturity date of the Term Loan Facility, (iii) there shall be no borrower or guarantor in respect of any such indebtedness that is not the Borrower or a Guarantor, (iv) if secured, such indebtedness shall not be secured by any assets of the Borrower or its subsidiaries that do not constitute Term Loan Priority Collateral and is secured on a pari passu or junior basis with the Term Loan Facility, and (v) no event of default exists, or would exist after giving effect thereto (except in connection with permitted acquisitions or similar investments, where no payment or bankruptcy event of default will be the standard).

“EBITDA” shall be defined in the Facilities Documentation in a manner consistent with the Documentation Principles and in any event shall include, without limitation, add backs, deductions and adjustments, as applicable, without duplication, for (a) non-cash items, (b) extraordinary, unusual or non-recurring items, (c) restructuring charges and related charges, (d) pro forma adjustments, pro forma cost savings, operating expense reductions and cost synergies, in each case, related to mergers and other business combinations, acquisitions, divestitures and other transactions (including in respect of the pro forma adjustments and addbacks set forth in clause (c) above) consummated by the Borrower and projected by the Borrower in good faith to result from actions taken or expected to be taken (in the good faith determination of the Borrower) within 24 months after the date any such transaction is consummated, but, together with add-backs pursuant to clause (e) below, not to exceed 20% of EBITDA (without giving pro forma effect for such adjustments) for any such period, (e) “run rate” cost savings, operating expense reductions and synergies projected by the Borrower in good faith to result from actions either taken or expected to be taken within 24 months after the date of determination to take such action, so long as such cash savings and synergies are reasonably identifiable and factually supportable, but, together with add-backs pursuant to clause (d) above, not to exceed 20% of EBITDA (without giving pro forma effect for such adjustments) for any such period, (f) any costs or expenses incurred relating to environmental remediation, litigation or other disputes in respect of events and exposures that occurred prior to the Closing Date, (g) charitable donations not to exceed an amount to be agreed and (h) adjustments and add backs reflected in (i) the Borrower Model (as defined below) and/or (ii) the management presentation and confidential information memorandum provided by the Company.

It is understood and agreed that the definition of consolidated net income in the Facilities Documentation shall include pro forma adjustments for the aggregate amount of consolidated net income projected by the Borrower in good faith to result from binding contracts entered into during, or immediately after, any trailing twelve month period.

“EBITDA” for the four fiscal quarters immediately preceding the Closing Date will be deemed equal to the amount set forth in the Borrower Model.

Purpose/Use of Proceeds:	The proceeds of borrowings under the Term Loan Facility will be used by the Borrower, on the date of the initial borrowing under the Facilities (the “Closing Date”), together with proceeds of the ABL Facility and a portion of cash on hand, solely to provide the Acquisition Funds.

[Term Loan Facility Term Sheet]

Availability:	The Term Loan Facility will be available in a single drawing on the Closing Date. Amounts borrowed under the Term Loan Facility that are repaid or prepaid may not be reborrowed.

Interest Rates and Fees:	As set forth on Annex I to this Exhibit B.

Default Rate:	With respect to overdue principal, the applicable interest rate plus 2.00% per annum, and with respect to any other overdue amount, including overdue interest, the interest rate applicable to ABR loans (as defined in Annex I) plus 2.00% per annum.

Final Maturity and Amortization:	The Term Loan Facility will mature on the date that is seven years after the Closing Date and, commencing at least one full fiscal quarter after the Closing Date, will amortize in equal quarterly installments in aggregate annual amounts equal to 1.00% of the original principal amount of the Term Loan Facility with the balance payable on the seventh anniversary of the Closing Date.

The Term Loan Facility Documentation shall contain customary “amend and extend” provisions pursuant to which any individual Term Loan Lender may agree to extend (which may include, among other things, an increase in the interest rates payable with respect to such extended loans, which extensions shall not be subject to any “default stopper”, financial tests or “most favored nation pricing provisions”) the maturity date in respect of any Term Loans (including any Incremental Term Loans), in each case, upon the request of the Borrower and without the consent of any other Term Loan Lender (it is understood that no existing Term Loan Lender will have any obligation to commit to any such extension).

Guarantees:	All obligations (the “Obligations”) (i) of the Borrower under the Term Loan Facility, (ii) of the Borrower and its subsidiaries under any interest rate protection, commodity trading or hedging, currency exchange or other non-speculative hedging or swap arrangements (other than any obligation of any Guarantor to pay or perform under any agreement, contract, or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act (a “Swap”), if, and to the extent that, all or a portion of the guarantee by such Guarantor of, or the grant by such Credit Party of a security interest to secure, such Swap (or any guarantee thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof)) entered into by the Borrower or any subsidiaries with the Term Loan Administrative Agent, any Term Loan Lender or any affiliate of a Term Loan Lender (the “Hedging Arrangements”) and (iii) cash management and treasury arrangements entered into with the Term Loan Administrative Agent, any Term Loan Lender or any affiliate of a Term Loan Lender (“Treasury Arrangements”) will be unconditionally guaranteed jointly and severally on an equal priority senior secured basis (the “Guarantees”) by each existing and subsequently acquired or organized direct or indirect wholly-owned U.S. restricted subsidiary of the Borrower (other than any such subsidiary (a) that is a subsidiary of a non-U.S. subsidiary of the Borrower that is a “controlled foreign corporation” within the meaning of Section 957 of the Code (a “CFC”), (b) that is a U.S. subsidiary

[Term Loan Facility Term Sheet]

substantially all of the assets of which consist of the equity or debt of one or more direct or indirect non-U.S. subsidiaries that are CFCs and other immaterial assets (a “CFC Holding Company”), (c) that has been designated as an unrestricted subsidiary, (d) that is below a materiality threshold (based on assets or revenues) to be agreed, (e) that is not permitted by law, regulation or contract to provide such guarantee, or would require governmental (including regulatory) consent, approval, license or authorization to provide such guarantee, (unless such consent, approval, license or authorization has been received), or for which the provision of such guarantee would result in a material adverse tax consequence to the Borrower or one of its subsidiaries (as reasonably determined by the Borrower in consultation with the Term Loan Administrative Agent), (f) that is a special purpose entity or not for profit entity or (g) any restricted subsidiary acquired pursuant to a Permitted Acquisition (to be defined in a manner consistent with the Documentation Principles) financed with secured indebtedness permitted to be incurred pursuant to the Term Loan Facility Documentation as assumed indebtedness (and not incurred in contemplation of such Permitted Acquisition) and any restricted subsidiary thereof that guarantees such indebtedness, in each case to the extent such secured indebtedness prohibits such subsidiary from becoming a Guarantor) (the “Guarantors”; and together with the Borrower, the “Credit Parties”). In addition, certain subsidiaries may be excluded from the guarantee requirements under the Term Loan Facility Documentation in circumstances where the Borrower and the Term Loan Administrative Agent reasonably agree that the cost of providing such a guarantee is excessive in relation to the value afforded thereby.

Subject to the restricted payment covenants in the Term Loan Facility Documentation and no continuing event of default, Borrower may designate any subsidiary as an “unrestricted subsidiary” and subsequently redesignate any such unrestricted subsidiary as a restricted subsidiary. Unrestricted subsidiaries will be excluded from the guarantee requirements and will not be subject to the representations and warranties, covenants, events of default or other provisions of the Term Loan Facility Documentation, and the results of operations and indebtedness of unrestricted subsidiaries will not be taken into account for purposes of calculating any financial metric contained in the Term Loan Facility Documentation except to the extent of distributions received therefrom. Notwithstanding anything to the contrary contained herein, to the extent the Company is not a co-borrower in respect of the Term Loan Facility on the Closing Date, the Company shall constitute a restricted subsidiary and a guarantor on the Closing Date.

Security:	Subject to the limitations set forth below in this section, the Documentation Principles, and, on the Closing Date, to the Funding Conditions Provisions, (a) the Obligations and the Guarantees in respect of the Obligations, in each case in respect of the Term Loan Facility and (b) any Hedging Arrangements and the Treasury Arrangements, will be secured by (i) a first priority security interest (subject to permitted liens) in substantially all of the present and after acquired assets of each of the Credit Parties (collectively, but excluding the ABL Priority Collateral (as defined in Exhibit C of the Commitment Letter) and the Excluded Assets (as defined below), the “Term Loan Priority Collateral” and together with the ABL Priority Collateral, the “Collateral”), including a perfected pledge of all the capital stock of each direct, wholly owned material restricted subsidiary held by any Credit Party (which pledge, in the case of any CFC Holding Company or foreign subsidiary of a U.S. entity (other than a CFC Holding Company) shall be limited to 66% of the voting capital stock and

[Term Loan Facility Term Sheet]

100% of the non-voting capital stock of such foreign or U.S. subsidiary) and (ii) a second priority security interest (second only to the security interests in respect of the ABL Facility, subject to permitted liens) in the ABL Priority Collateral; provided that no Hedging Arrangements or Treasury Arrangement which are secured on a pari passu basis with the ABL Facility shall be secured on a pari passu basis with the Term Loan Facility.

The priority of security interests and relative rights of the Term Loan Lenders under the Term Loan Facility and the ABL Lenders under the ABL Facility shall be subject to intercreditor arrangements set forth in an intercreditor agreement (the “Intercreditor Agreement”) substantially consistent with the intercreditor agreement previously identified by Southwire to the Lead Arrangers on or prior to the date of the Commitment Letter and otherwise consistent with the Documentation Principles.

Notwithstanding anything to the contrary, the Collateral shall exclude the following: (i) any fee owned real property with a value of less than an amount to be agreed (with all required mortgages being permitted to be delivered post-closing) and all leasehold interests in real property (including requirements to deliver landlord lien waivers, estoppels and collateral access letters), (ii) motor vehicles and other assets subject to certificates of title, letter of credit rights (other than to the extent such rights can be perfected by filing a UCC-1) and commercial tort claims below a threshold to be agreed, (iii) [reserved], (iv) those assets over which the granting of security interests in such assets would be prohibited by permitted contract (including permitted liens, leases and licenses), applicable law or regulation (in each case, except to the extent such prohibition is unenforceable after giving effect to applicable provisions of the Uniform Commercial Code or other applicable law, other than proceeds thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code or other applicable law notwithstanding such prohibitions) or to the extent that such security interests would require obtaining the consent of any governmental authority or would result in material adverse tax consequences as reasonably determined by the Borrower in consultation with the Term Loan Administrative Agent, (v) margin stock and, to the extent requiring the consent of one or more third parties or prohibited by the terms of any applicable organizational documents, joint venture agreement or shareholders’ agreement, equity interests in any person other than wholly-owned material restricted subsidiaries (in each case, except to the extent such prohibition is unenforceable after giving effect to applicable provisions of the Uniform Commercial Code or other applicable law, other than proceeds thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code or other applicable law notwithstanding such prohibitions), (vi) those assets as to which the Borrower and the Term Loan Administrative Agent reasonably determine in writing that the cost of obtaining such a security interest or perfection thereof are excessive in relation to the benefit to the applicable Lenders of the security to be afforded thereby, (vii) any intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, (viii) any lease, license or other agreement or any property subject to a purchase money security interest, capital lease obligation or similar arrangement to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money, capital lease or similar arrangement or create a right of termination in favor of any other party thereto (other than the Borrower or a Guarantor) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or other applicable law), other than proceeds and receivables thereof, the

[Term Loan Facility Term Sheet]

assignment of which is expressly deemed effective under the Uniform Commercial Code or other applicable law notwithstanding such prohibition, (ix) except with respect to the pledge of the stock of a CFC Holding Company or foreign subsidiary of a U.S. entity (other than a CFC Holding Company) as described above, any foreign collateral or credit support and (x) other exceptions to be mutually agreed or that are usual and customary for facilities of this type consistent with the Documentation Principles. The foregoing described in clauses (i) through (x) are, collectively, the “Excluded Assets”.

No actions in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction shall be required to be taken to create any security interests in assets located or titled outside of the U.S. or to perfect or make enforceable any security interests in any assets (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non U.S. jurisdiction).

Notwithstanding anything to the contrary, except with respect to ABL Priority Collateral and control agreements that are to be delivered in connection with the ABL Facility, control agreements or similar arrangements shall not be required with respect to any deposit accounts, securities accounts, commodities accounts or other Collateral that requires perfection by “control”.

All the above-described pledges, security interests and mortgages shall be created and perfected on terms in the Term Loan Facility Documentation and none of the Collateral or other assets of the Credit Parties shall be subject to other pledges, security interests or mortgages, subject to customary exceptions for financings of this kind consistent with the Documentation Principles.

The Borrower shall not be required to seek any landlord lien waiver, estoppel, warehouseman waiver or other collateral access or similar letter or agreement.

Mandatory Prepayments:	The Term Loans shall be prepaid with (a) commencing with the first full fiscal year of the Borrower to occur after the Closing Date, 50% of Excess Cash Flow (to be defined in a manner consistent with the Documentation Principles (and, in any event, to include deduction for all cash restructuring charges)) of the Borrower, with a reduction to 25% based upon achievement of Secured Leverage Ratio equal to or less than 2.00:1.00 and elimination upon the achievement of a Secured Leverage Ratio equal to or less than 1.50:1.00; provided that any voluntary prepayments or commitment reductions of loans (including prepayments at a discount to par offered to all Term Loan Lenders under the Term Loan Facilities or under any Incremental Term Facility, as applicable, with credit given for the actual amount of cash payment) shall be credited against excess cash flow prepayment obligations of any fiscal year on a dollar-for-dollar basis (other than to the extent such prepayments are funded with the proceeds of long-term indebtedness) (with the Secured Leverage Ratio of the Borrower for purposes of determining the applicable Excess Cash Flow percentage above, recalculated to give pro forma effect to any such pay down or reduction); (b) 100% of the net cash proceeds received from the incurrence of indebtedness by the Borrower or any of its subsidiaries (other than indebtedness permitted under the applicable Facilities (other than Refinancing Debt) (to be defined in a manner consistent with the Documentation Principles)); and (c) 100% of the net cash proceeds of all non-ordinary course asset sales or other dispositions of property by the Borrower and its restricted subsidiaries (including insurance and condemnation

[Term Loan Facility Term Sheet]

proceeds) in excess of an amount to be agreed for each individual asset sale or disposition and an amount to be agreed in the aggregate for any fiscal year (with only the amount in excess of such annual limit required to be offered to prepay) and subject to the right of the Borrower to reinvest such proceeds if such proceeds are reinvested (or committed to be reinvested) within 365 days and, if so committed to reinvestment, reinvested within 6 months thereafter, and other exceptions to be agreed upon. Notwithstanding the foregoing, mandatory prepayments shall be limited to the extent that the Borrower determines that such prepayments would either (i) result in a material adverse tax consequence related to the repatriation of funds in connection therewith by foreign subsidiaries or (ii) be prohibited or delayed by applicable law.

Solely (i) during a Cash Dominion Trigger Period (as defined in Exhibit C of the Commitment Letter) or if a Cash Dominion Trigger Event (as defined in Exhibit C of the Commitment Letter) shall have occurred and be continuing or would result therefrom or (ii) in the event that the Borrowing Base has not been determined on or prior to the Closing Date, until the earlier of (A) 60 days after the Closing Date (as such date may be extended by the ABL Administrative Agent pursuant to the ABL Facility Documentation (as defined in the ABL Facility Documentation)) and (B) delivery of a Borrowing Base (as defined in Exhibit C of the Commitment Letter) certificate in accordance with the terms of the ABL Facility Documentation, upon the occurrence of certain asset sales or other dispositions of property by the Borrower and its restricted subsidiaries (including insurance and condemnation proceeds), the Borrower shall only prepay (x) Term Loans from proceeds of any Term Loan Priority Collateral and (y) ABL Loans from proceeds of any ABL Priority Collateral, and shall otherwise make such prepayments in a manner consistent with the Documentation Principles.

Mandatory prepayments required under the Term Loan Facility Documentation may, if required pursuant to the terms of any other indebtedness secured pari passu with the Term Loan Facility, be applied to the outstanding Term Loans and such other pari passu indebtedness, in each case on a ratable basis based on the outstanding principal amounts thereof.

Any Term Loan Lender may elect not to accept any mandatory prepayment made pursuant to clause (a) or (c) above (each a “Declining Lender”). Any prepayment amount declined (such amount, a “Declined Amount”) by a Declining Lender under the Term Loan Facility or under any Incremental Term Facility may be retained by the Borrower and shall be added to the builder amount.

Voluntary Prepayments and Reductions in Commitments:	Voluntary prepayments of borrowings under the Term Loan Facility will be permitted at any time, in minimum principal amounts to be agreed upon, without premium or penalty, subject to reimbursement of the Term Loan Lenders’ redeployment costs actually incurred in the case of a prepayment of LIBOR borrowings other than on the last day of the relevant interest period. All voluntary prepayments of the Term Loan Facility and any Incremental Term Facility will be applied to the remaining amortization payments under the Initial Term Loan Facility or such Incremental Term Facility, as directed by the Borrower (and absent such direction, in direct order of maturity thereof), including to any class of extending or existing Loans in such order as the Borrower may designate, and shall be applied to either the Term Loan Facility or any Incremental Term Facility as determined by the Borrower.

[Term Loan Facility Term Sheet]

Documentation:	The definitive documentation for the Term Loan Facility (the “Term Loan Facility Documentation”, and together with the ABL Facility Documentation (as defined in Exhibit C to the Commitment Letter), the “Facilities Documentation”)) will have no financial covenant and shall contain incurrence-based covenants consistent with the Documentation Precedent (as defined below) and will contain the terms set forth in this Exhibit B (as may be modified by the “flex” provisions of the Fee Letter) and will otherwise be negotiated in good faith within a reasonable time period to be determined based on the expected Closing Date and be substantially consistent with the credit agreement previously identified by Southwire to the Lead Arrangers on or prior to the date of the Commitment Letter (the “Documentation Precedent”), as modified to reflect (i) the operational and strategic requirements of the Borrower, the Company and their subsidiaries in light of their size, industries, corporate structure, businesses and business practices, locations, operations, financial accounting, and the Projections set forth in the financial model dated November 26, 2013 (the “Borrower Model”) used in connection with the syndication of the Facilities, (ii) the term loan / asset-based revolving credit facility nature of the transaction and (iii) administrative changes reasonably requested by the Term Loan Administrative Agent (such precedent and requirements, the “Documentation Principles”). Notwithstanding the foregoing, the only conditions to the availability of the Term Loan Facility on the Closing Date shall be the applicable conditions set forth in the “Conditions Precedent to Initial Borrowing” section below and in Exhibit D to the Commitment Letter.

Conditions Precedent to Initial Borrowing:	The availability of the initial borrowing and other extensions of credit under the Term Loan Facility will be subject solely to (x) the applicable conditions set forth in Exhibit D to the Commitment Letter, (y) subject to the Funding Conditions Provisions, the Company Representations and the Specified Representations being true and correct in all material respects (provided that any such Specified Representations which are qualified by materiality, material adverse effect or similar language shall be true and correct in all respects) and (z) delivery of a customary borrowing notice.

All representations and warranties will be required to be made in connection with the extension of credit on the Closing Date, except that the failure of any representation or warranty (other than the Specified Representations and the Company Representations) to be true and correct on the Closing Date will not constitute the failure of a condition precedent to funding under the Term Loan Facility.

Representations and Warranties:	Limited to the following: organizational status; power and authority, qualification, execution, delivery and enforceability of Term Loan Facility Documentation; with respect to the execution, delivery and performance of the Term Loan Facility Documentation, no violation of, or conflict with, law, charter documents or material agreements; litigation; margin regulations; material governmental approvals with respect to the execution, delivery and performance of the Term Loan Facility; Investment Company Act; PATRIOT Act, OFAC, FCPA and other anti-terrorism laws; accuracy of disclosure and financial statements; no Material Adverse Effect (as defined below); taxes; ERISA; subsidiaries; intellectual property; creation, validity and perfection of security interests; environmental laws; properties; consolidated closing date solvency; subject, in the case of each of the foregoing representations and warranties, to qualifications and limitations for materiality consistent with the Documentation Principles.

[Term Loan Facility Term Sheet]

“Material Adverse Effect” shall mean a circumstance or condition affecting the business, assets, operations, properties or financial condition of the Borrower and its subsidiaries, taken as a whole, that, individually or in the aggregate, that has, or would reasonably be expected to materially adversely affect (a) the ability of the Borrower and the other Credit Parties, taken as a whole, to perform their payment obligations under the applicable Facilities Documentation or (b) the rights and remedies of the Term Loan Administrative Agent and the applicable Lenders under the applicable Term Loan Facility Documentation (other than as a result of action or failure to act on the part of the Term Loan Administrative Agent or any Term Loan Lender).

Affirmative Covenants:	Limited to the following (to be applicable to Borrower and its restricted subsidiaries): delivery of annual and quarterly financial statements and other information (with 150 days for delivery of the first annual financial statements, 120 days for the first three quarterly financial statements, 120 days for delivery of the second annual financial statements, 90 days for the second three quarterly financial statements and 90 and 60 days for annual and quarterly financials thereafter, respectively), and with annual financial statements to be accompanied by an audit opinion from nationally recognized auditors that is not subject to qualification as to “going concern” or the scope of such audit other than solely with respect to, or resulting solely from an upcoming maturity date under the Facilities occurring within one year from the time such opinion is delivered; delivery of notices of defaults and certain material events; inspections (including books and records and subject to frequency (so long as there is no ongoing event of default) and cost reimbursement limitations); quarterly MD&As; annual lenders’ calls; maintenance of organizational existence and rights and privileges; maintenance of insurance; commercially reasonable efforts to maintain ratings (but not to maintain a specific rating); payment of taxes; compliance with laws (including environmental laws); ERISA; good repair; transactions with affiliates; additional guarantors and collateral; use of proceeds; changes in lines of business; and further assurances on collateral matters; subject, in the case of each of the foregoing covenants, to exceptions and qualifications consistent with the Documentation Principles.

Negative Covenants:	Limited to (to be applicable to Borrower and its restricted subsidiaries): limitations on the incurrence of debt; liens; fundamental changes; restrictions on subsidiary distributions; asset sales (which shall be permitted subject to (i) a customary 75% cash consideration requirement (with the ability to designate certain non-cash assets as cash), (ii) a fair market value requirement, and (iii) a requirement that the proceeds of asset sales be applied in accordance with “Mandatory Prepayments”); and restricted payments (including investments and repurchases and redemptions of subordinated and junior lien debt) (which shall allow for (i) tax distributions, (ii) a builder amount be based on a percentage of cumulative Consolidated Net Income (to be defined in a manner consistent with the Documentation Principles) (which shall include a starter amount of $50 million), (iii) dividends to the Borrower’s equity holders in amounts equal to $20 million on a per annum basis and (iii) additional unlimited restricted payments subject to compliance with a pro forma Total Leverage Ratio (as defined below) of 1.75:1.00 (the “Restricted Payment Ratio”)); subject, in the case of each of the foregoing covenants, to exceptions, qualifications and, as appropriate, baskets (including all baskets growing based off of the EBITDA of the Borrower and its restricted subsidiaries) to be agreed upon consistent with the Documentation Principles.

[Term Loan Facility Term Sheet]

As used herein, the “Total Leverage Ratio” means the ratio of total net debt for borrowed money, including capital leases and purchase money obligations (calculated net of unrestricted cash and cash equivalents other than the proceeds of Incremental Term Facilities and Incremental ABL Facilities to be drawn at such time) to trailing four-quarter EBITDA.

Borrower or any restricted subsidiary will be permitted:

(a) to incur indebtedness in the form of (i) (x) senior secured notes secured by the Collateral and (y) secured loans or notes ranking junior to the liens securing the Term Loan Facility, so long as, in the case of the clauses (x) and (y), the lender, the agent, the noteholder or the trustee, as applicable, therefor enters into a customary intercreditor agreement consistent with the Intercreditor Terms and (ii) unsecured loans or notes, so long as, in the case of each of clauses (i) and (ii), the net cash proceeds of such secured or unsecured indebtedness are used to repay the Term Loan Facility on a pro rata basis at par and such indebtedness (1) shall not have a shorter weighted average life than loans under the Term Loan Facility and shall have a final maturity date which is no earlier than 91 days after the latest maturity date for then existing Term Loans, (2) shall not be secured by assets other than Collateral and not guaranteed by persons other than Guarantors and shall be secured on a no more senior than pari passu basis on the Collateral securing the Term Loan Facility and for purposes of prepayments, shall not be treated more favorably than the Term Loan Facility, (3) has covenants no more restrictive (taken as a whole) than those under the Term Loan Facility as reasonably determined by the Borrower (except for covenants applicable only to the periods after the final stated maturity date of the Term Loan Facility) (it being understood that to the extent that any financial maintenance covenant is added for the benefit of the existing indebtedness, no consent shall be required from the Term Loan Administrative Agent or any Term Loan Lender and such newly incurred indebtedness shall not be deemed to be more restrictive solely because of such financial maintenance covenant) and (4) the amount of such indebtedness does not exceed the amount of indebtedness being refinanced (plus any premium, accrued interest or fees and expenses incurred in connection with the refinancing thereof); and

(b) to incur indebtedness, among other refinancing baskets, in the form of unsecured indebtedness or secured indebtedness ranking equal in priority with (which equal priority indebtedness shall be in form of notes) or junior to the Term Loan Facility; provided that such indebtedness (i) have a shorter weighted average life than, loans under the Term Loan Facility and shall have a final maturity date which is no earlier than 91 days after the latest Maturity Date then existing Loans, (ii) shall not be secured by assets other than Collateral and not guaranteed by persons other than Guarantors and shall be secured on a no more senior than pari passu basis on the Collateral securing the Term Loan Facility and for purposes of prepayments, shall not be treated more favorably than the Term Loan Facility, (iii) has covenants no more restrictive (taken as a whole) than those under the applicable Facilities as reasonably determined by the Borrower (except for covenants applicable only to the periods after the final stated maturity date of the Term Loan Facility) (it being understood that to the extent that any financial maintenance covenant is added for the benefit of the existing indebtedness, no consent shall be required from the Term Loan Administrative Agent or any Term Loan Lender and such newly incurred indebtedness shall not be deemed to be more restrictive solely because of such

[Term Loan Facility Term Sheet]

financial maintenance covenant), (iv) the amount of such indebtedness does not exceed the amount of indebtedness being refinanced (plus any premium, accrued interest or fees and expenses incurred in connection with the refinancing thereof) and (v) shall be issued in exchange for Term Loans through an offering made to all Term Loan Lenders on a pro rata basis and pursuant to procedures reasonably acceptable to the Term Loan Administrative Agent.

Financial Covenant:	None.

Events of Default:	Limited to the following (to be applicable to the Borrower and its restricted subsidiaries): nonpayment of principal and subject to customary grace periods, interest or other amounts; violation of covenants; incorrectness of representations and warranties in any material respect; cross default and cross acceleration to material indebtedness (limited, in the case of the ABL Facility, to cross acceleration); bankruptcy and insolvency of the Borrower or any of its significant restricted subsidiaries; material monetary judgments; ERISA events; actual or asserted invalidity of material guarantees or security documents; and change of control, subject to threshold, notice and grace period provisions consistent with the Documentation Principles.

Voting:	Amendments and waivers of the Term Loan Facility Documentation will require the approval of Term Loan Lenders holding more than 50% of the aggregate amount of the loans under the Term Loan Facility (the “Required Lenders”), except that (i) the consent of each Term Loan Lender directly and adversely affected thereby shall be required with respect to: (A) increases in the commitment of such Term Loan Lender, (B) reductions of principal, interest or fees owing to such Term Loan Lender, (C) extensions or postponement of final maturity or the scheduled date of payment of any principal, and (D) subject to the Intercreditor Agreement, releases of all or substantially all the value of the Guarantees or releases of liens on all or substantially all of the Collateral, (ii) the consent of 100% of the Term Loan Lenders will be required with respect to modifications to any of the voting percentages that result in a decrease of voting rights for such Term Loan Lenders and (iii) customary protections for the Term Loan Administrative Agent will be provided.

The Term Loan Facility Documentation shall contain provisions consistent with the Documentation Principles permitting the Borrower to replace (i) non-consenting Term Loan Lenders in connection with amendments and waivers requiring the consent of all such Term Loan Lenders or of all such Term Loan Lenders directly affected thereby so long as the Required Lenders shall have consented thereto and (ii) Defaulting Lenders (as defined below). The Term Loan Facility Documentation shall contain usual and customary provisions regarding Defaulting Lenders.

“Defaulting Lender” means any Term Loan Lender whose acts or failure to act, whether directly or indirectly, cause it to meet any part of the definition of “Lender Default”.

“Lender Default” means (i) the refusal (which may be given verbally or in writing and has not been retracted) or failure of any Term Loan Lender to make available its portion of any incurrence of loans or reimbursement obligations, which refusal or failure is not cured within one business day after the date of such refusal or failure, (ii)

[Term Loan Facility Term Sheet]

the failure of any Term Loan Lender to pay over to the Term Loan Administrative Agent or any other Term Loan Lender any other amount required to be paid by it hereunder within one business day of the date when due, unless the subject of a good faith dispute, (iii) a Term Loan Lender has notified both Borrower or the Term Loan Administrative Agent that it does not intend to comply with its funding obligations under the Term Loan Facility or has stated publicly that it will generally not comply with its funding obligations under loan agreements, credit agreements and other similar agreements or (iv) a Term Loan Lender has admitted in writing that it is insolvent or such Term Loan Lender becomes subject to a Lender-Related Distress Event.

“Lender-Related Distress Event” means, with respect to any Term Loan Lender, that such Term Loan Lender or any person that directly or indirectly controls such Lender (each, a “Distressed Person”), as the case may be, is or becomes subject to a voluntary or involuntary case with respect to such Distressed Person under any debt relief law, or a custodian, conservator, receiver or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, or such Distressed Person or any person that directly or indirectly controls such Distressed Person is subject to a forced liquidation, or such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any governmental authority having regulatory authority over such Distressed Person or its assets to be, insolvent or bankrupt; provided that a Lender-Related Distress Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any equity interests in any Lender or any person that directly or indirectly controls such Lender by a governmental authority or an instrumentality thereof.

Cost and Yield Protection:	Usual for facilities and transactions of this type, with provisions protecting the Term Loan Lenders from withholding and other tax liabilities in form and substance reasonably satisfactory to the Borrower and the Term Loan Administrative Agent; provided that requests for additional payments due to increased costs from market disruption shall be limited to circumstances generally affecting the banking market and when the Required Lenders have made such a request; provided, further, that protection for increased costs imposed as a result of rules enacted or promulgated under the Dodd-Frank Act or Basel III after the date of the Term Loan Facility Documentation shall be included (but solely for such costs that would have been included if they had been otherwise imposed under the applicable increased cost provisions and only to the extent the applicable Term Loan Lender is imposing such charges on other similarly situated borrowers under comparable syndicated credit facilities). The Term Loan Facility Documentation shall contain provisions regarding the timing for asserting a claim under these provisions and permitting the Borrower to replace a Term Loan Lender who asserts such claim without premium or penalty.

Assignments and Participations:	The Term Loan Lenders will be permitted to assign Term Loans with the consent of the Borrower (not to be unreasonably withheld or delayed and shall be deemed to have been given if the Borrower has not responded within ten business days of a request for such consent)); provided that no consent of the Borrower shall be required (i) after the occurrence and during the continuance of a payment or bankruptcy Event of Default (with respect to the Borrower) or (ii) for assignments of Term Loans to any existing Term Loan Lender or an affiliate of an existing Term Loan Lender or an approved fund. All assignments of Term Loan Lender will require the consent of the

[Term Loan Facility Term Sheet]

Term Loan Administrative Agent unless such assignment is an assignment of Term Loans to another Term Loan Lender, an affiliate of a Term Loan Lender or an approved fund, not to be unreasonably withheld or delayed. Assignments to natural persons shall be prohibited. Each assignment will be in an amount of an integral multiple of $1.0 million with respect to the Term Loan Facility or, if less, all of such Term Loan Lender’s remaining loans and commitments of the applicable class. The Term Loan Administrative Agent shall receive a processing and recordation fee of $3,500 for each assignment (unless waived by the Term Loan Administrative Agent).

The Term Loan Lenders will be permitted to sell participations in the Term Loan Facility without restriction, other than as set forth in the next sentence, and in accordance with applicable law. Voting rights of participants shall be limited to matters in respect of (a) increases in commitments participated to such participants, (b) reductions of principal, interest or fees, (c) extensions of final maturity or the scheduled date of payment of any principal, interest or fees and (d) releases of all or substantially all of the value of the Guarantees or all or substantially all of the Collateral.

The Term Loan Facility Documentation shall provide that (a) Term Loans may be purchased and assigned on a non-pro rata basis and (b) the Borrower and any other affiliates of the Borrower (other than natural persons) shall be eligible assignees with respect to Term Loans, in each case in a manner consistent with the Documentation Principles; provided that (i) no event of default has occurred and is continuing in respect of purchases by the Borrower and its subsidiaries and (ii) the aggregate principal amount of loans under the Term Facility (or any Incremental Term Facility) assigned to or purchased by affiliates of the Borrower may not exceed 20% of the aggregate principal amount of all such Loans of all Lenders outstanding at the time of assignment or purchase.

Expenses and Indemnification:	The Borrower shall pay, if the Closing Date occurs, all reasonable and documented out-of-pocket expenses of the Administrative Agents and the Commitment Parties (without duplication) in connection with the syndication of the Facilities and the preparation, execution, delivery, administration, amendment, waiver or modification and enforcement of the applicable Facilities Documentation (including the reasonable fees, disbursements, other charges and expenses of counsel identified herein and of a single firm of local counsel in each appropriate jurisdiction (other than any allocated costs of in-house counsel) or otherwise retained with the Borrower’s consent (such consent not to be unreasonably withheld or delayed)).

The Borrower will indemnify and hold harmless the Administrative Agents, the Commitment Parties and the Lenders (without duplication) and their respective affiliates, and the officers, directors, employees, agents, controlling persons, members, representatives and the successors and assigns of the foregoing (each, an “Indemnified Person”) from and against any and all losses, claims, damages and liabilities of any kind or nature (regardless of whether any such Indemnified Person is a party thereto and whether any such proceeding is brought by the Borrower or any other person) and reasonable and documented out-of-pocket fees and expenses incurred in connection with investigating or defending any of the foregoing by one firm of counsel for all Indemnified Persons, taken as a whole, and, if necessary, by a single firm of local counsel in each appropriate jurisdiction for all such Indemnified Persons, taken as a whole (and, in the case of an actual or perceived conflict of

[Term Loan Facility Term Sheet]

interest, of another firm of counsel for such affected Indemnified Person) of any such Indemnified Person arising out of or relating to any claim, litigation, investigation or other proceeding (including any inquiry or investigation of the foregoing) (regardless of whether such Indemnified Person is a party thereto or whether or not such action, claim, litigation or proceeding was brought by the Borrower, its equity holders, affiliates or creditors or any other third person) that relates to the Transactions, including the financing contemplated hereby; provided that no Indemnified Person will be indemnified for any losses, claims, damages, liabilities or related expenses to the extent that they have resulted from (i) the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of such Indemnified Person’s affiliates and the officers, directors, employees, agents, controlling persons, members, representatives and the successors and assigns of each of the foregoing (as determined by a court of competent jurisdiction in a final and non-appealable decision), (ii) in the case of a proceeding initiated by the Borrower or one of its subsidiaries against an Indemnified Person, a material breach of the obligations of such Indemnified Person or any of such Indemnified Person’s affiliates and the officers, directors, employees, agents, controlling persons, members, representatives and the successors and assigns of each of the foregoing (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (iii) any claim, litigation, investigation or other proceeding not arising from any act or omission by the Borrower or its affiliates that is brought by an Indemnified Person against any other Indemnified Person (other than disputes involving claims against Term Loan Administrative Agent in their capacity as such).

Governing Law and Forum:	New York.

Counsel to the Agents:	Paul Hastings LLP.

[Term Loan Facility Term Sheet]

ANNEX I to

EXHIBIT B

Interest Rates:	The interest rates under the Term Loan Facility will be as follows:

At the option of the Borrower, initially, LIBOR plus 2.75% or ABR plus 1.75%.

From and after the delivery by the Borrower to the Term Loan Administrative Agent of financial statements for the period ending at least one full fiscal quarter following the Closing Date, the applicable margins under the Term Loan Facility shall be subject to a step-down to 2.50% (in the case of LIBOR loans) or 1.50% (in the case of ABR Loans) based upon achievement of a Secured Leverage Ratio equal to or less than 2.0:1.0.

The Borrower may elect interest periods of 1, 2, 3 or 6 months (or, if available to all relevant Term Loan Lenders, 12 months or a shorter period) for LIBOR borrowings.

Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans based on the Prime Rate) and interest shall be payable at the end of each interest period and, in any event, at least every 3 months and on the applicable maturity date.

ABR is the highest of (i) the rate of interest publicly announced by the Term Loan Administrative Agent as its prime rate in effect at its principal office in New York City (the “Prime Rate”), (ii) the federal funds effective rate from time to time plus 0.50% and (iii) LIBOR applicable for an interest period of one month plus 1.00%; provided that ABR shall be deemed to be no less than 1.75% per annum.

LIBOR is the London interbank offered rate for dollars, for the relevant interest period; provided that LIBOR shall be deemed to be no less than 0.75% per annum.

[Term Loan Term Sheet]

EXHIBIT C

Project Cubs

$1.0 billion Senior Secured Asset-Based Revolving Credit Facility

Summary of Principal Terms and Conditions

All capitalized terms used but not defined herein shall have the meanings given to them in the Commitment Letter to which this term sheet is attached, including Exhibit A thereto.

Borrower:	Southwire Company (the “Borrower”); provided that the Company may also be added as a co-borrower.

Transaction:	As set forth in Exhibit A to the Commitment Letter.

ABL Administrative Agent:	Wells Fargo Bank, National Association (“Wells Fargo Bank”) will act as sole and exclusive administrative agent and collateral agent (in such capacity, the “ABL Administrative Agent”) in respect of the ABL facility (as hereinafter defined) for a syndicate of banks, financial institutions and other institutional lenders reasonably acceptable to the Borrower and excluding any Disqualified Lenders and will perform the duties customarily associated with such roles.

Lead Arrangers and Joint Bookrunners:	Wells Fargo Bank, Bank of Montreal acting under its trade name, BMO Capital Markets, Merrill Lynch, Pierce, Fenner & Smith Incorporated, and Macquarie Capital (USA) Inc. will each act as a lead arranger and joint bookrunner (together with any additional arranger and/or bookrunner appointed pursuant to the Commitment Letter, each in such capacity, a “Lead Arranger”) and will perform the duties customarily associated with such roles.

Other Agents:	The Borrower may designate additional financial institutions to act as syndication agent, documentation agent or co-documentation agent as provided in the Commitment Letter for the ABL Facility.

ABL Facility:	U.S. Dollar denominated senior secured asset-based revolving credit facility in an aggregate principal amount of $1.0 billion (the “ABL Facility”; the loans thereunder, the “ABL Loans”; the commitments thereunder, the “ABL Commitments”; the Lenders thereunder, the “ABL Lenders”), of which up to $100 million will be available in the form of Letters of Credit (as defined below).

The ABL Facility shall be available to the Borrower and shall be available to be drawn in U.S. Dollars, Canadian Dollars and other currencies to be agreed between Borrower and the Lead Arrangers (with a sub-limit to be agreed for non-U.S. Dollar denominated currencies).

In connection with the ABL Facility, Wells Fargo Bank (or one of its affiliates) (in such capacity, the “Swingline Lender”) will make available to the Borrower a swingline facility under which the Borrower may make short-term borrowings (on same-day notice) of up to $100 million. Except for purposes of calculating the Commitment Fee described below, any such swingline borrowings will reduce availability under the ABL Facility on a dollar-for-dollar basis.

Each ABL Lender shall, promptly upon request by the Swingline Lender, fund to the Swingline Lender its pro rata share of any swingline borrowings.

[ABL Facility Term Sheet]

Provisions shall be agreed with respect to Swingline Loans outstanding or to be made when a Lender under the ABL Facility is a Defaulting Lender (as defined below).

Incremental ABL Facilities:	The ABL Facility will permit the Borrower to increase commitments under the ABL Commitments (any such increase, an “Incremental ABL Increase”) and/or add one or more incremental asset-backed revolving credit facility tranches (each, an “Incremental ABL Facility”, collectively with the Incremental ABL Increases, the “Incremental ABL Facilities”) in an aggregate principal amount of up to (a) $250 million plus (b) all voluntary prepayments with corresponding commitment reductions of the ABL Facility prior to the date of any such incurrence; provided that (i) no existing Lender will be required to participate in any Incremental Term Facilities or Incremental ABL Facilities, (ii) no event of default exists, or would exist after giving effect thereto (except in connection with permitted acquisitions or similar investments, where no payment or bankruptcy event of default will be the standard but subject to, if agreed to by the lenders providing such Incremental ABL Facilities, customary “Sungard” or limited conditionality, as applicable), (iii) any Incremental ABL Increase shall be on the same terms and pursuant to the same documentation applicable to the ABL Facility, (iv) any Incremental ABL Facility shall be on the same terms and pursuant to the same documentation applicable to the ABL Facility (other than pricing, fees, maturity (except that the final maturity date of any such Incremental ABL Facility shall not be earlier than the maturity date of the ABL Facility) and other immaterial terms which shall be determined by the Borrower and the lenders providing such Incremental ABL Facility (provided that there shall be a dollar-for-dollar reserve in the ABL Facility for any borrowings under any Incremental ABL Facility).

Purpose/Use of Proceeds:	The Letters of Credit and proceeds of borrowings under the ABL Facility will be used by the Borrower and its subsidiaries (a) together with proceeds of the Term Loan Facility and a portion of cash on hand, to provide the Acquisition Funds and (b) for working capital and for other general corporate purposes (including the financing of any transactions not prohibited by the Facilities Documentation).

Availability:

Overall borrowing availability under the ABL Facility will be equal to the lesser of (a) the aggregate amount of ABL Commitments (including any Incremental ABL Facilities) and (b) the Borrowing Base (such lesser amount at any time, the “Line Cap”); provided, that (i) not more than $400 million in principal amount of ABL Loans may be made and Letters of Credit issued, in the aggregate, on the Closing Date; provided that, subject to there being at least $400 million of Excess Availability on the Closing Date after giving effect to the Transactions, additional borrowing availability shall be permitted under the ABL Facility on the Closing Date if the Borrowing Base (as calculated pursuant to the Borrowing Base certificate delivered on or prior to the Closing Date and based on the results of field examinations and appraisals reasonably acceptable to the ABL Administrative Agent delivered on or prior to the Closing Date) exceeds $800 million, (ii) not less than $200.0 million in principal amount of ABL Loans shall be made and Letters of Credit issued, in the aggregate, on the Closing Date, and (iii) subject to the preceding clauses (i) and (ii), the borrowing availability during the period from the Closing Date through the date that is 60 days after the Closing Date shall be as set forth in the second paragraph of the section entitled “Borrowing Base”.

Letters of Credit shall be a subline of the ABL Facility and, subject to the immediately preceding paragraph, may be used to backstop or replace letters of credit outstanding

[ABL Facility Term Sheet]

on the Closing Date under facilities no longer available to the Credit Parties. Subject to the immediately preceding paragraph, ABL Loans and Letters of Credit under the ABL Facility will be available at any time prior to the final maturity of the ABL Facility as set forth in the second paragraph section entitled “Borrowing Base” and in minimum principal amounts to be agreed upon. Amounts repaid under the ABL Facility may (so long as no Default or Event of Default has occurred or would result therefrom) be reborrowed.

“Excess Availability” means at any time (x) the Line Cap minus (y) the sum of the aggregate outstanding amount of ABL Loans, swingline borrowings under the ABL Facility, unreimbursed drawings under Letters of Credit and the undrawn amount of outstanding Letters of Credit under the ABL Facility.

Borrowing Base:

The Borrowing Base (the “Borrowing Base”) under the ABL Facility at any time shall equal the sum of (a) 85% of the eligible accounts receivable of the Credit Parties (as defined below) plus (b) the lesser of (y) 90% of the appraised net orderly liquidation value percentage of the eligible raw material inventory of the Credit Parties and (z) 85% of the book value of the eligible raw material inventory of the Credit Parties (calculated at the lower of cost or market on a basis consistent with Borrower’s historical accounting practices) without giving effect to LIFO reserves, plus (c) the lesser of (i) 85% of the appraised net orderly liquidation value percentage of eligible non-raw materials inventory of the Credit Parties and (ii) 75% of the book value of the eligible non-raw material inventory of the Credit Parties (calculated at the lower of cost or market on a basis consistent with Borrower’s historical accounting practices) without giving effect to LIFO reserves (including, in the case of the preceding clauses (b) and (c), eligible in-transit inventory and eligible L/C inventory) less (d) customary reserves established by the ABL Administrative Agent in its Permitted Discretion and consistent with the ABL Facility Documentation. The Borrowing Base will include a sublimit for eligible Canadian inventory and accounts receivable.

Notwithstanding anything herein to the contrary, in the event that the Borrowing Base has not been determined on or prior to the Closing Date, then from the Closing Date until the earlier of (x) 60 days after the Closing Date (as such date may be extended by the ABL Administrative Agent in its discretion by up to an additional 30 days) and (y) delivery of a Borrowing Base certificate in accordance with the terms of the ABL Facility Documentation, the Borrowing Base will be deemed to be $800 million; provided, that if the Borrowing Base has not been determined following such 60th day after the Closing Date (as such date may be extended as set forth above), the Borrowing Base shall be reduced to zero until such time that customary field examinations and appraisals shall have been completed. The Borrower agrees to use commercially reasonable efforts to (x) assist the Lead Arrangers in obtaining field examinations and appraisals prior to the Closing Date, (y) deliver a customary Borrowing Base certificate consistent with the ABL Facility Documentation on or prior to the Closing Date and (z) in the event that the Borrowing Base has not been determined on or prior to the Closing Date, establish internal procedures to calculate the Borrowing Base until the Borrowing Base is determined in a manner consistent with the ABL Facility Documentation.

The definitions of eligible accounts receivable, eligible Canadian accounts receivable, eligible inventory, and eligible Canadian inventory will be mutually agreed and will be substantially consistent with the ABL Documentation Principles, taking into account the Borrower’s industry and the results of field exams and inventory appraisals.

[ABL Facility Term Sheet]

Notwithstanding anything contained herein to the contrary, the ABL Administrative Agent will retain the right from time to time to establish or modify reserves against availability that it deems necessary in its Permitted Discretion; provided that any reserve that is established by the ABL Administrative Agent shall (i) not be duplicative of any factor which excludes any eligible accounts receivables or eligible inventory from the Borrowing Base (or any portion thereof) of the Borrower, pursuant to the criteria contained in the respective definitions thereof, (ii) have a reasonable relationship to the event, condition or other circumstance that is the basis for such reserve as determined by the ABL Administrative Agent in its Permitted Discretion, (iii) only be established based upon an event, condition or other circumstance arising on or after the Closing Date or (iv) consist of changes after the Closing Date that reflect events, conditions, contingencies or risks that differ from facts or events occurring and known to the ABL Administrative Agent on the Closing Date, but solely to the extent of such changes after the Closing Date.

“Permitted Discretion” shall mean the ABL Administrative Agent’s commercially reasonable judgment, exercised in good faith in accordance with customary business practices for comparable asset-based lending transactions. In exercising such judgment, the ABL Administrative Agent may consider, without duplication, factors already included in or tested by eligibility requirements for accounts receivable and inventory, and any of the following: (i) changes after the Closing Date in any material respect in any concentration of risk with respect to eligible accounts and (ii) any other factors arising after the Closing Date that change in any material respect the credit risk of lending to the Borrower on the security of the eligible accounts receivable and eligible inventory.

Interest Rates and Fees:	As set forth on Annex I to this Exhibit C.

Default Rate:	With respect to overdue principal, the applicable interest rate plus 2.00% per annum, and with respect to any other overdue amount, including overdue interest, the interest rate applicable to ABR loans (as defined in Annex I) plus 2.00% per annum.

Letters of Credit:	$100 million of the ABL Facility will be available to the Borrower for the purpose of issuing letters of credit (the “Letters of Credit”). Letters of Credit will be issued by Wells Fargo Bank (or one of its affiliates) and other ABL Lenders acceptable to the Borrower and the ABL Administrative Agent (each, an “Issuing Lender”). Each Letter of Credit shall expire not later than the earlier of (a) 24 months after its date of issuance or such longer period of time as may be agreed by the applicable Issuing Lender and (b) the third business day prior to the final maturity of the ABL Facility; provided that any Letter of Credit may provide for renewal thereof for additional periods of up to 12 months or such longer period of time as may be agreed by the applicable Issuing Lender (which in no event shall extend beyond the date referred to in clause (b) above, except to the extent cash collateralized or backstopped pursuant to arrangements reasonably acceptable to the relevant Issuing Lender).

Drawings under any Letter of Credit shall be reimbursed by the Borrower (whether with its own funds or with the proceeds of borrowings under the ABL Facility) within one business day after notice of such drawing is received by the Borrower from the

[ABL Facility Term Sheet]

relevant Issuing Lender. To the extent that the Borrower does not reimburse the Issuing Lender within the time period specified above, the Lenders under the ABL Facility shall be irrevocably obligated to reimburse the Issuing Lender pro rata based upon their respective ABL Commitments.

Provisions will be agreed with respect to Letters of Credit outstanding or to be issued when a Lender under the ABL Facility is a Defaulting Lender.

Final Maturity and Amortization:

The ABL Facility will mature, and the ABL Commitments will terminate, on the date that is five years after the Closing Date.

The ABL Facility Documentation shall contain customary “amend and extend” provisions pursuant to which any individual ABL Lender may agree to extend (which may include, among other things, an increase in the interest rates payable with respect to such extended loans, which extensions shall not be subject to any “default stopper”, financial tests or “most favored nation pricing provisions”) the maturity date in respect of any ABL Loans, in each case, upon the request of the Borrower and without the consent of any other ABL Lender (it is understood that no existing ABL Lender will have any obligation to commit to any such extension).

Guarantees:	All obligations (the “Obligations”) (i) of the Borrower under the ABL Facility, (ii) of the Borrower and its subsidiaries under any interest rate protection, commodity trading or hedging, currency exchange or other non-speculative hedging or swap arrangements (other than any obligation of any Guarantor to pay or perform under any agreement, contract, or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act (a “Swap”), if, and to the extent that, all or a portion of the guarantee by such Guarantor of, or the grant by such Credit Party of a security interest to secure, such Swap (or any guarantee thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof)) entered into by the Borrower or any subsidiaries with the ABL Administrative Agent, any ABL Lender or any affiliate of an ABL Lender (the “Hedging Arrangements”) and (iii) of the Borrower and its subsidiaries under cash management and treasury arrangements entered into with the ABL Administrative Agent, any ABL Lender or any affiliate of an ABL Lender (“Treasury Arrangements”) will be unconditionally guaranteed jointly and severally on an equal priority senior secured basis (the “Guarantees”) by each existing and subsequently acquired or organized direct or indirect wholly-owned U.S. restricted subsidiary of the Borrower (other than any such subsidiary (a) that is a subsidiary of a non-U.S. subsidiary of the Borrower that is a “controlled foreign corporation” within the meaning of Section 957 of the Code (a “CFC”), (b) that is a U.S. subsidiary substantially all of the assets of which consist of the equity or debt of one or more direct or indirect non-U.S. subsidiaries that are CFCs and other immaterial assets (a “CFC Holding Company”), (c) that has been designated as an unrestricted subsidiary, (d) that is below a materiality threshold (based on assets or revenues) to be agreed, (e) that is not permitted by law, regulation or contract to provide such guarantee, or would require governmental (including regulatory) consent, approval, license or authorization to provide such guarantee, (unless such consent, approval, license or authorization has been received), or for which the provision of such guarantee would result in a material adverse tax consequence to the Borrower or one of its subsidiaries (as reasonably determined by the Borrower in consultation with the ABL Administrative Agent),

[ABL Facility Term Sheet]

(f) that is a special purpose entity or not for profit entity or (g) any restricted subsidiary acquired pursuant to a Permitted Acquisition (to be defined in a manner consistent with the Documentation Principles) financed with secured indebtedness permitted to be incurred pursuant to the ABL Facility Documentation as assumed indebtedness (and not incurred in contemplation of such Permitted Acquisition) and any restricted subsidiary thereof that guarantees such indebtedness, in each case to the extent such secured indebtedness prohibits such subsidiary from becoming a Guarantor) (the “Guarantors”; and together with the Borrower, the “Credit Parties”). In addition, certain subsidiaries may be excluded from the guarantee requirements under the ABL Facility Documentation in circumstances where the Borrower and the ABL Administrative Agent reasonably agree that the cost of providing such a guarantee is excessive in relation to the value afforded thereby.

Subject to the restricted payment covenants in the ABL Facility Documentation and no continuing event of default, Borrower may designate any subsidiary as an “unrestricted subsidiary” and subsequently redesignate any such unrestricted subsidiary as a restricted subsidiary. Unrestricted subsidiaries will be excluded from the guarantee requirements and will not be subject to the representations and warranties, covenants, events of default or other provisions of the ABL Facility Documentation, and the results of operations and indebtedness of unrestricted subsidiaries will not be taken into account for purposes of calculating any financial metric contained in the ABL Facility Documentation except to the extent of distributions received therefrom. Notwithstanding anything to the contrary contained herein, to the extent the Company is not a co-borrower in respect of the ABL Facility on the Closing Date, the Company shall constitute a restricted subsidiary and a guarantor on the Closing Date.

Security:

Subject to the limitations set forth below in this section, the Documentation Principles, and, on the Closing Date, to the Funding Conditions Provisions, (a) the Obligations and the Guarantees in respect of the Obligations, in each case in respect of the ABL Loan Facility and (b) any Hedging Arrangements and the Treasury Arrangements will be secured by (i) a first priority security interest (subject to permitted liens) in substantially all of the present and after-acquired accounts receivable, inventory, deposit accounts, securities accounts and any cash or other assets in such accounts of the Credit Parties (and, to the extent evidencing such items, all books, records, and other customary assets) ((collectively, but excluding the Term Loan Priority Collateral (as defined in Exhibit B of the Commitment Letter) and the Excluded Assets (as defined in Exhibit B of the Commitment Letter), the “ABL Priority Collateral”) and (ii) a second priority security interest (second only to the security interests in respect of the Term Loan Facility, subject to permitted liens) in the Term Loan Priority Collateral (as defined in Exhibit B to the Commitment Letter); provided that no Hedging Arrangements or Treasury Arrangements which are secured on a pari passu basis with the Term Loan Facility shall be secured on a pari passu basis with the ABL Facility.

The priority of security interests and relative rights of the ABL Lenders under the ABL Facility and the Term Loan Lenders under the Term Loan Facility shall be subject to intercreditor arrangements set forth in an intercreditor agreement (the “Intercreditor Agreement”) substantially consistent with the intercreditor agreement previously identified by Southwire to the Lead Arrangers on or prior to the date of the Commitment Letter and otherwise consistent with the Documentation Principles.

[ABL Facility Term Sheet]

All the above-described pledges, security interests and mortgages shall be created and perfected on terms in the ABL Facility Documentation, and none of the Collateral or other assets of the Credit Parties shall be subject to other pledges, security interests or mortgages, subject to customary exceptions for financings of this kind consistent with the Documentation Principles (provided that the ABL Facility Documentation shall include prohibitions on liens on Collateral constituting Borrowing Base assets (with an exception for liens in favor of the Term Loan Facility and certain other customary exceptions) and limits on liens on Collateral constituting ABL Priority Collateral to be agreed in a manner consistent with the Documentation Principles). Notwithstanding anything to the contrary, perfection steps will be undertaken in Canada, including provision for Canadian law security and guaranty agreements, to the extent any assets located in Canada are to be included in the Borrowing Base.

The Borrower shall not be required to seek any landlord lien waiver, estoppel, warehouseman waiver or other collateral access or similar letter or agreement; provided that the Borrower shall use commercially reasonable efforts to obtain the same for any location where inventory is located in excess of an amount to be agreed upon and where the Borrower’s books and records are located; provided further that the failure to obtain the same shall not cause an event of default or result in inventory becoming ineligible, but the ABL Administrative Agent may impose a customary rent reserve for any such location.

Cash Dominion:

Within 180 days of the Closing Date, the Credit Parties will implement cash management procedures consistent with the ABL Documentation Principles. Such procedures shall include (but not be limited to) entering into customary account control agreements which will provide for the ABL Administrative Agent to have control (subject to the limitations set forth below on directing application of funds prior to any Cash Dominion Trigger Period (defined below)) of certain deposit and securities accounts, subject to exceptions to be mutually agreed between the Borrower and the ABL Administrative Agent; it being understood and agreed that, the Credit Parties will cause or direct all cash (subject to exceptions to be mutually agreed between the Borrower and the ABL Administrative Agent) to be regularly transferred to, or otherwise maintained in, accounts subject to a blocked account agreement and that upon the occurrence and during the continuance of a Cash Dominion Trigger Period, the ABL Administrative Agent may require that all such cash be swept on a daily basis to an account of the ABL Administrative Agent to be applied by the ABL Administrative Agent to repay outstanding ABL Loans, including swingline borrowings, unreimbursed Letter of Credit drawings and, if a Specified Default exists, to cash collateralize outstanding Letters of Credit.

A “Cash Dominion Trigger Event” shall occur when a Specified Default (defined below) has occurred or Excess Availability is less than the greater of (a) 10% of the Line Cap and (b) $100 million (which may be reduced to an amount to be agreed after any sale or sales of assets constituting a Significant Asset Sale (to be defined)) as of such date. A “Cash Dominion Trigger Period” shall commence after the continuance of a Cash Dominion Trigger Event for a period of five consecutive business days and shall continue until the date that no Specified Default shall have existed and Excess Availability shall have been not less than the greater of (a) 10% of the Line Cap and (b) $100 million (which may be reduced to an amount to be agreed after any sale or sales of assets constituting a Significant Asset Sale) at any time during 21 consecutive calendar days.

[ABL Facility Term Sheet]

“Specified Default” shall mean any payment or bankruptcy or insolvency Event of Default with respect to the Borrower or any of its significant restricted subsidiaries, Borrowing Base requirements (i.e. failure to deliver a Borrowing Base certificate for a period of five days or any representation or warranty contained in any Borrowing Base Certificate shall prove to have been incorrect in any material respect in a manner adverse to interests of the Lenders when made or deemed made) or failure to (x) comply with cash management provisions relating to cash dominion or (y) deliver financial statements.

Mandatory Prepayments:

If at any time the sum of the outstandings under the ABL Facility (including ABL Loans, Letters of Credit outstandings and swingline borrowings thereunder) exceeds the Line Cap, prepayments of ABL Loans and/or swingline borrowings (and/or cash collateralization of Letters of Credit) shall be required in an amount equal to such excess within one business day; provided that if such excess is a result of the imposition of reserves by the ABL Administrative Agent, such prepayment shall be required no later than two business days after receipt of written notice by the Borrower from the ABL Administrative Agent of such excess.

Solely (i) during a Cash Dominion Trigger Period or if a Cash Dominion Trigger Event shall have occurred and would be continuing or would result therefrom or (ii) in the event that the Borrowing Base has not been determined on or prior to the Closing Date, until the earlier of (A) 60 days after the Closing Date (as such date may be extended by the ABL Administrative Agent as provided under the second paragraph under the caption “Borrowing Base” above) and (B) delivery of a Borrowing Base certificate in accordance with the terms of the ABL Facility Documentation, upon the occurrence of certain asset sales or other dispositions of property by the Borrower and its restricted subsidiaries (including insurance and condemnation proceeds), the Borrower shall only prepay (x) Term Loans from proceeds of any Term Loan Priority Collateral and (y) ABL Loans from proceeds of any ABL Priority Collateral, and shall otherwise make such prepayments in a manner consistent with the ABL Documentation Principles.

The application of proceeds from mandatory prepayments, unless resulting in a permanent reduction in commitments, shall not reduce the aggregate amount of ABL Commitments and amounts prepaid may be reborrowed, subject to the Line Cap.

Voluntary Prepayments and Reductions in Commitments:	Voluntary reductions of the unutilized portion of the ABL Commitments and prepayments of borrowings under the ABL Facility will be permitted at any time, in minimum principal amounts to be agreed upon, without premium or penalty, subject to reimbursement of the ABL Lenders’ redeployment costs actually incurred in the case of a prepayment of LIBOR borrowings other than on the last day of the relevant interest period.

Documentation:	The definitive documentation for the ABL Facility (the “ABL Facility Documentation”) shall be identical to the Term Loan Facility Documentation except for any changes necessary to reflect the fact that the ABL Facility is an asset-based revolving credit facility (in which case such changes shall be, except with respect to the distribution of proceeds of Collateral following an event of default, consistent with the credit agreement previously identified by Southwire to the Lead Arrangers on or prior to the date of the Commitment Letter), the changes set forth in this Term Sheet, administrative changes reasonably requested by the ABL Administrative Agent, such other terms as the Borrower and the Lead Arrangers shall mutually agree and otherwise

[ABL Facility Term Sheet]

consistent with the Documentation Principles (the “ABL Documentation Principles”). Notwithstanding the foregoing, the only conditions to the availability of the ABL Facility on the Closing Date shall be the applicable conditions set forth in the “Conditions Precedent to Initial Borrowing” section below and in Exhibit D to the Commitment Letter.

Conditions Precedent to Initial Borrowing:

The availability of the initial borrowing and other extensions of credit under the ABL Facility will be subject solely to (w) the applicable conditions set forth in Exhibit D to the Commitment Letter, (x) subject to the Funding Conditions Provisions, the Company Representations and the Specified Representations being true and correct in all material respects (provided that any such Specified Representations which are qualified by materiality, material adverse effect or similar language shall be true and correct in all respects), (y) delivery of a customary borrowing notice and (z) availability under the Line Cap.

All representations and warranties will be required to be made in connection with the extension of credit on the Closing Date, except that the failure of any representation or warranty (other than the Specified Representations and the Company Representations) to be true and correct on the Closing Date will not constitute the failure of a condition precedent to funding under the ABL Facility.

Conditions Precedent to All Subsequent Borrowings:	After the Closing Date, each extension of credit will be conditioned upon: delivery of a borrowing notice, accuracy of representations and warranties in all material respects (provided that any such representations which are qualified by materiality, material adverse effect or similar language shall be true and correct in all respects), absence of defaults or events of default and availability under the Line Cap.

Representations and Warranties:	Identical to the Term Facility Documentation.

Affirmative Covenants:	Identical to the Term Facility Documentation and shall also include the following (to be applicable to the Borrower and its restricted subsidiaries): delivery of monthly Borrowing Base certificates (including bi-weekly reporting if Excess Availability has been less than 10% for a period of 5 consecutive business days and continuing until Excess Availability has been greater than 10% of Line Cap for a period of 21 consecutive days); annual budgets and inspections (including books and records and, at the Borrower’s expense, one field exam and one inventory appraisal in any calendar year); provided that two field exams and two inventory appraisals shall be permitted at the Borrower’s expense during any calendar year if Excess Availability is less than 15% of the Line Cap for a period of 5 consecutive business days at any time during such calendar year and, provided further, that additional field exams and appraisals may be taken at the Borrower’s expense during the continuance of any Event of Default as the ABL Administrative Agent in its reasonable discretion determines are necessary or appropriate).

Negative Covenants:	Consistent with the ABL Documentation Principles, limited to the negative covenants set forth in the section titled “Negative Covenants” (as qualified by the exceptions set forth therein) in Exhibit B to the Commitment Letter and substantially identical to such negative covenants included in the Term Facility Documentation, but modified to reflect the nature of ABL Facility as asset based loans and in certain circumstances and instances to be subject to “payment condition” consistent with ABL Documentation

[ABL Facility Term Sheet]

Principles provided that the ABL Facility Documentation shall include prohibitions on liens on Collateral constituting Borrowing Base assets (with an exception for liens in favor of the Term Loan Facility and certain other customary exceptions consistent with the ABL Documentation Principles) and limits on liens on Collateral constituting ABL Priority Collateral consistent with the ABL Documentation Principles.

Notwithstanding the foregoing, so long as no Event of Default is then continuing, subject to the Borrower having (A) pro forma (for any of the actions to be taken in clauses (i) through (iii) below) average Excess Availability for the 30 day period immediately preceding and as of the date of such transaction of the greater of (I) $125 million (or $150 million with respect to clause (i) below) or (II) 12.5% (or 15% with respect to clause (i) below) of the lesser of (a) the commitments with respect to the ABL Facility and (b) the Borrowing Base on such date and (B) a pro forma (for any of the actions to be taken in clauses (i) through (iii) below) Fixed Charge Coverage Ratio as of the date of such transaction (with (w) the Fixed Charge Coverage Ratio to be calculated in a manner consistent with the Adjusted Fixed Charge Coverage Ratio (as set forth in the precedent credit agreement referred to under the caption “Documentation” above), (x) EBITDA to be defined in a manner consistent with the ABL Documentation Principles, (y) fixed charges to be defined in a manner consistent with the ABL Documentation Principles and (z) to be tested for the four fiscal quarters most recently preceding such transaction or payment for which financial statements are available) of at least 1.00 to 1.00, the ABL Facility Documentation will, among other exceptions, permit (i) dividends and other payments in respect of capital stock, (ii) investments and acquisitions and (iii) prepayments of subordinated debt; provided, however, that the condition set forth in clause (B) above shall not apply if, pro forma for any of the actions to be taken in clauses (i) through (iii) above, the Borrower has average Excess Availability for the 30 day period immediately preceding and as of the date of such transaction of the greater of (I) $175 million (or $200 million with respect to clause (i) above) and (II) 17.5% (or 20% with respect to clause (i) above) of the lesser of (a) the commitments with respect to the ABL Facility and (b) the Borrowing Base.

Financial Covenant:

If Excess Availability is less than the greater of (a) 10% of the Line Cap and (b) $100 million (which may be reduced to an amount to be agreed after any sale or sales of assets constituting a Significant Asset Sale) at any time, the Borrower shall comply with a minimum Adjusted Fixed Charge Coverage Ratio (to be defined in a manner consistent with the ABL Documentation Principles) for the most recent period of four consecutive fiscal quarters for which financial statements are available of at least 1.0 to 1.0 and shall continue until the date that Excess Availability shall have been not less than the greater of (a) 10% of the Line Cap and (b) $100 million (which may be reduced to an amount to be agreed after any sale or sales of assets constituting a Significant Asset Sale) at any time during 21 consecutive calendar days.

For purposes of determining compliance with the financial covenant, any cash equity (which to the extent constituting other than common equity will be on terms and conditions reasonably acceptable to the ABL Administrative Agent) contribution made to the Borrower after the beginning of the relevant fiscal quarter after the Closing Date and on or prior to the day that is (i) with respect to a breach of the financial Fixed Charge Coverage ratio that occurs on the date that such financial covenant is triggered, the date that is ten (10) business days after such trigger date or (ii) otherwise, the date that is ten (10) business days after the date on which financial statements are required

[ABL Facility Term Sheet]

to be delivered for such fiscal quarter will, at the request of the Borrower, be included in the calculation of EBITDA for the purposes of determining compliance with the financial covenant at the end of such fiscal quarter and applicable subsequent periods which include such fiscal quarter (any such equity contribution so included in the calculation of EBITDA, a “Specified Equity Contribution”), provided that (a) in each four consecutive fiscal quarter period, there shall be at least two fiscal quarters in respect of which no Specified Equity Contribution is made, (b) no more than five Specified Equity Contributions may be made during the term of the ABL Facility, (c) the amount of any Specified Equity Contribution shall be no greater than the amount required to cause the Borrower to be in compliance with the financial covenant, (d) all Specified Equity Contributions shall be disregarded for the purposes of determining any ratios and baskets with respect to the covenants contained in the ABL Facility, (e) there shall be no pro forma reduction in indebtedness with the proceeds of any Specified Equity Contribution for determining compliance with the financial covenant for the fiscal quarter in which such Specified Equity Contribution is made and (f) no ABL Lender shall be required to make any extension of credit under the ABL Facility during the 10 business-day period referred to above unless the Borrower shall have received the proceeds of the Specified Equity Contribution.

Events of Default:	Consistent with ABL Documentation Principles, substantially identical to the Term Facility Documentation and to include failure to maintain cash management and failure to deliver Borrowing Base certificates (including a 5 business day grace period for failure to deliver such certificates).

Voting:	Amendments and waivers of the ABL Facility Documentation will require the approval of ABL Lenders holding more than 50% of the aggregate amount of the ABL Loans and ABL Commitments (the “Required Lenders”), except that (i) the consent of each ABL Lender directly and adversely affected thereby shall be required with respect to: (A) increases in the commitment of such ABL Lender, (B) reductions of principal, interest or fees owing to such ABL Lender, (C) extensions or postponement of final maturity or the scheduled date of payment of any principal, and (D) subject to the Intercreditor Agreement, releases of all or substantially all the value of the Guarantees or releases of liens on all or substantially all of the Collateral, (ii) the consent of 100% of the ABL Lenders will be required with respect to modifications to any of the voting percentages that result in a decrease of voting rights for such ABL Lenders and changes in waterfall provisions, (iii) customary protections for the ABL Administrative Agent, the Swingline Lender and the Issuing Lenders will be provided and (iv) the approval of ABL Lenders holding at least 66 2/3% of the aggregate amount of loans and commitments under the ABL Facility shall be required for modifications of the Borrowing Base that would have the effect of increasing the advance rates applicable thereto or availability thereunder (including changes in eligibility criteria) or Excess Availability.

The ABL Facility shall contain provisions consistent with the Documentation Principles permitting the Borrower to replace (i) non-consenting ABL Lenders in connection with amendments and waivers requiring the consent of all ABL Lenders or of all ABL Lenders directly affected thereby so long as the Required Lenders shall have consented thereto and (ii) Defaulting Lenders (as defined below). The ABL Facility Documentation shall contain usual and customary provisions regarding Defaulting Lenders.

[ABL Facility Term Sheet]

“Defaulting Lender” means any ABL Lender whose acts or failure to act, whether directly or indirectly, cause it to meet any part of the definition of “Lender Default”.

“Lender Default” means (i) the refusal (which may be given verbally or in writing and has not been retracted) or failure of any ABL Lender to make available its portion of any incurrence of loans or reimbursement obligations, which refusal or failure is not cured within one business day after the date of such refusal or failure, (ii) the failure of any ABL Lender to pay over to the ABL Administrative Agent or any other ABL Lender any other amount required to be paid by it hereunder within one business day of the date when due, unless the subject of a good faith dispute, (iii) an ABL Lender has notified both Borrower or the ABL Administrative Agent that it does not intend to comply with its funding obligations under the ABL Facility or has stated publicly that it will generally not comply with its funding obligations under loan agreements, credit agreements and other similar agreements (iv) an ABL Lender has failed, within three Business Days after request by the ABL Administrative Agent, to confirm that it will comply with its funding obligations under the ABL Facility or (v) an ABL Lender has admitted in writing that it is insolvent or such ABL Lender becomes subject to a Lender-Related Distress Event.

“Lender-Related Distress Event” means, with respect to any ABL Lender, that such ABL Lender or any person that directly or indirectly controls such Lender (each, a “Distressed Person”), as the case may be, is or becomes subject to a voluntary or involuntary case with respect to such Distressed Person under any debt relief law, or a custodian, conservator, receiver or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, or such Distressed Person or any person that directly or indirectly controls such Distressed Person is subject to a forced liquidation, or such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any governmental authority having regulatory authority over such Distressed Person or its assets to be, insolvent or bankrupt; provided that a Lender-Related Distress Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any equity interests in any Lender or any person that directly or indirectly controls such Lender by a governmental authority or an instrumentality thereof.

Cost and Yield Protection:	Identical to the Term Facility Documentation.

Assignments and Participations:	The ABL Lenders will be permitted to assign ABL Loans and ABL Commitments with the consent of the Borrower (not to be unreasonably withheld or delayed and shall be deemed to have been given if the Borrower has not responded within ten business days of a request for such consent), the Swingline Lender and the principal Issuing Lenders); provided that no consent of the Borrower shall be required (i) after the occurrence and during the continuance of a payment or bankruptcy Event of Default (with respect to the Borrower) or (ii) for assignments of ABL Loans and/or ABL Commitments to any existing ABL Lender or an affiliate of an existing ABL Lender or an approved fund. All assignments of ABL Lender will require the consent of the ABL Administrative Agent unless such assignment is an assignment of ABL Loans and/or ABL Commitments to another ABL Lender, an affiliate of a ABL Lender or an approved fund, not to be unreasonably withheld or delayed. Assignments to natural persons and the Borrower and its affiliates shall be prohibited. Each assignment will be in an amount of an integral multiple of $1.0 million with respect to the ABL Facility

[ABL Facility Term Sheet]

or, if less, all of such ABL Lender’s remaining loans and commitments of the applicable class. The ABL Administrative Agent shall receive a processing and recordation fee of $3,500 for each assignment (unless waived by the ABL Administrative Agent).

The ABL Lenders will be permitted to sell participations in the ABL Facility without restriction, other than as set forth in the next sentence, and in accordance with applicable law. Voting rights of participants shall be limited to matters in respect of (a) increases in commitments participated to such participants, (b) reductions of principal, interest or fees, (c) extensions of final maturity or the scheduled date of payment of any principal, interest or fees and (d) releases of all or substantially all of the value of the Guarantees or all or substantially all of the Collateral.

Expenses and Indemnification:	Identical to the Term Facility Documentation as modified to reflect the asset-based revolving credit facility nature of ABL Facility.

Governing Law and Forum:	New York.

Counsel to the Agents:	Paul Hastings LLP.

[ABL Facility Term Sheet]

ANNEX I to

EXHIBIT C

Interest Rates:	The interest rates under the ABL Facility will be as follows:

Until the date that is 3 months after the Closing Date, at the option of the Borrower, initially, LIBOR plus 1.50% or ABR plus 0.50%.

From and after the date that is 3 months after the Closing Date, the applicable margins under the ABL Facility shall be subject to step-downs based on average daily Excess Availability for the previous fiscal quarter, as set forth below:

Level	Average Excess Availability	Applicable Margin
		Base Rate	Adjusted LIBOR
I	Greater than or equal to 66%	0.25%	1.25%
II	Greater than or equal to 33% but less than 66%	0.50%	1.50%
III	Less than 33%	0.75%	1.75%

The Borrower may elect interest periods of 1, 2, 3 or 6 months (or, if available to all relevant ABL Lenders, 12 months or a shorter period) for LIBOR borrowings

Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans based on the Prime Rate) and interest shall be payable at the end of each interest period and, in any event, at least every 3 months and on the applicable maturity date.

ABR is the highest of (i) the rate of interest publicly announced by the ABL Administrative Agent as its prime rate in effect at its principal office in New York City (the “Prime Rate”), (ii) the federal funds effective rate from time to time plus 0.50% and (iii) LIBOR applicable for an interest period of one month plus 1.00%.

LIBOR is the London interbank offered rate for dollars, for the relevant interest period.

Letter of Credit Fees:	A per annum fee equal to the spread over LIBOR (less the fronting fee described below) under the ABL Facility will accrue for the account of non-Defaulting Lenders on the aggregate face amount of outstanding Letters of Credit, payable in arrears at the end of each quarter and upon the termination of the ABL Facility, in each case for the actual number of days elapsed over a 360-day year. Such fees shall be distributed to the non-Defaulting Lenders participating in the ABL Facility pro rata in accordance with the amount of each such Lender’s ABL Commitment.

[ABL Facility Term Sheet]

In addition, the Borrower shall pay to the relevant Issuing Lender, for its own account, (a) a fronting fee equal to 0.125% of the aggregate face amount of outstanding Letters of Credit or such other amount as may be agreed by the Borrower and such Issuing Lender, payable in arrears at the end of each quarter and upon the termination of the ABL Facility, calculated based upon the actual number of days elapsed over a 360-day year, and (b) customary issuance and administration fees.

Commitment Fees:

Initially, a fee (the “Commitment Fee”) equal to 0.30% per annum on the undrawn portion of ABL Commitments, payable to non-Defaulting Lenders quarterly in arrears after the Closing Date and upon the termination of the ABL Commitments, calculated based on the number of days elapsed in a 360-day year.

From and after the delivery by the Borrower to the ABL Administrative Agent of financial statements for the period ending at least one full fiscal quarter following the Closing Date, the Commitment Fee under the ABL Facility shall be subject to a grid based on the Average Daily Used Percentage of the ABL Facility for the previous quarter, as set forth below:

Level	Average Daily Used Percentage	Commitment Fee Rate
I	Greater than or equal to 50%	0.25%
II	Less than 50%	0.30%

“Average Daily Used Percentage” shall mean, for any period, the percentage derived by dividing (a) the sum of (x) the average daily principal balance of all ABL Loans (other than the principal balance of any Swingline Loans) during such period plus (y) the average daily undrawn amount of all outstanding Letters of Credit by (b) the average daily amount of the aggregate commitments under the ABL Facility during such period.

[ABL Facility Term Sheet]

C-2

CONFIDENTIAL	EXHIBIT D

Project Cubs

Summary of Additional Conditions

The availability and initial funding on the Closing Date of each of the Facilities shall be subject to the satisfaction or waiver of the following conditions:

1. The Acquisition shall have been or, substantially concurrently with the initial borrowing under the Facilities shall be, consummated in all material respects in accordance with the terms of the Acquisition Agreement, without giving effect to any modifications or amendments waivers or consents thereto that are materially adverse to the Lenders in their capacities as such without the consent of the Lead Arrangers (not to be unreasonably withheld, delayed or conditioned) (it being understood and agreed that (a) any change to the definition of “Material Adverse Effect” contained in the Acquisition Agreement shall be deemed to be materially adverse to the Lenders and (b) any increase or reduction in the purchase price shall not be deemed to be materially adverse to the Lenders so long as any increase in the purchase price shall not be funded with additional indebtedness and any decrease shall be allocated to reduce on a dollar-for-dollar basis the amount of the Term Loan Facility.

2. The Refinancing shall have been consummated and, on the Closing Date after giving effect to the Transactions, the Borrower and its restricted subsidiaries shall have no outstanding indebtedness other than the Facilities and indebtedness permitted to be incurred and remain outstanding under the Acquisition Agreement or the Facilities Documentation.

3. Since the date of the Acquisition Agreement, no Company Material Adverse Effect (as defined in the Acquisition Agreement) shall have occurred.

4. All fees required to be paid on the Closing Date pursuant to the Fee Letter and reasonable out-of-pocket expenses required to be paid on the Closing Date pursuant to the Commitment Letter, to the extent invoiced at least three business days prior to the Closing Date (except as otherwise reasonably agreed by the Borrower), shall, upon the initial borrowings under the Facilities, have been, or will be substantially simultaneously, paid (which amounts may, at your option, be offset against the proceeds of the Facilities).

5. The Lead Arrangers shall have received (a) the audited consolidated balance sheets of the Borrower and its subsidiaries and the Company and its consolidated subsidiaries as at December 31, 2011 and December 31, 2012, and the related audited consolidated statements of operations and comprehensive income, changes in equity, and cash flows of the Borrower and its subsidiaries and the Company and its consolidated subsidiaries for the years ended December 31, 2011 and December 31, 2012 and for each subsequent fiscal year of the Borrower or the Company, as the case may be, ended at least 90 days before the Closing Date, and (b) the unaudited interim consolidated balance sheets of the Borrower and its subsidiaries and the Company and its subsidiaries for each subsequent fiscal quarter of the Borrower or the Company, as the case may be, ended at least 60 days before the Closing Date (other than the fiscal quarter ending December 31, 2013), and the related unaudited consolidated statements of operations and comprehensive income, changes in equity, and cash flows of the Borrower and its subsidiaries and the Company and its subsidiaries for each subsequent fiscal quarter of the Borrower or the Company, as the case may be, ended at least 60 days before the Closing Date (other than the fiscal quarter ending December 31, 2013). The Lead Arrangers hereby acknowledges receipt of (i) the audited financial statements referred to in clause (a) above as of and for the years ended December 31, 2011 and 2012 and (ii) the unaudited financial statements referred to in clause (b) above as of and for the quarters ended March 31, 2013, June 30, 2013 and September 30, 2013.

[Summary of Additional Conditions]

6. The Lead Arrangers shall have received a pro forma consolidated balance sheet and related pro forma consolidated statement of operations of the Borrower as of and for the 12-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 60 days prior to the Closing Date (or 90 days prior to the Closing Date in case such four fiscal quarter period is the end of the Company’s fiscal year), prepared after giving effect to the Transactions as if the Transactions had occurred as of such dates (in the case of such balance sheet) or at the beginning of such period (in the case of such income statement), which need not be prepared in compliance with Regulation S-X of the Securities Act of 1933, as amended, or include adjustments for purchase accounting (including adjustments of the type contemplated by Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations (formerly SFAS 141R)).

7. The Administrative Agents shall have received at least five calendar days prior to the Closing Date all documentation and other information about the Borrower and the Guarantors as shall have been reasonably requested in writing by the Administrative Agents at least ten business days prior to the Closing Date and as is mutually agreed to be required by U.S. regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act.

8. Subject in all respects to the Funding Conditions Provisions, (a) the Guarantees shall have been executed and be in full force and effect or substantially simultaneously with the initial borrowing under the Facilities, shall be executed and become in full force and effect and (b) all documents and instruments required to create and perfect the Administrative Agents’ security interests in the Collateral shall have been executed and delivered by each Credit Party party thereto and, if applicable, be in proper form for filing, and none of the Collateral shall be subject to any other pledges, security interest or mortgages, except for the liens permitted under the Facilities Documentation.

9. Subject in all respects to the Funding Conditions Provisions, (a) the Facilities Documentation (which shall, in each case, be in accordance with the terms of the Commitment Letter and the Term Sheets and the Documentation Principles) shall have been executed and delivered by the Credit Parties and (b) customary officer’s closing certificates (including incumbency certificates of officers), organizational documents, customary evidence of authorization and good standing certificates in jurisdictions of formation/organization, in each case with respect to the Borrower and the Guarantors (to the extent applicable), customary legal opinions related to the Facilities Documentation and a solvency certificate (as of the Closing Date after giving effect to the Transactions and substantially in the form of Annex D-I attached hereto, certified by a senior authorized financial officer of the Borrower) shall have been delivered to the Lead Arrangers.

10. The Lead Arrangers shall have been afforded a period (the “Marketing Period”) of at least 20 consecutive business days following receipt of the financial statements referred to in paragraphs 5 and 6 (the “Required Information”) above to market the Facilities; provided that (x) the Marketing Period shall begin on or after January 13, 2014 and (y) in no event shall the Marketing Period be restarted or cease to continue if additional financial statements are required pursuant to paragraphs 5 or 6 after such Marketing Period has commenced; provided, that if the Borrower reasonably believes that it has provided the Required Information, then the Borrower may deliver to the Lead Arrangers written notice to that effect, in which case the Marketing Period will deemed to have begun on the date such notice has been delivered, unless the Lead Arrangers in good faith believe that the Borrower has not completed the delivery of the Required Information, and, within two (2) business days after the delivery of such notice, delivers written notice to the Borrower stating with reasonable specificity which items of the Required Information has not been provided.

[Summary of Additional Conditions]

D-2

CONFIDENTIAL	EXHIBIT D-I

Form of Solvency Certificate

Date:

To the Administrative Agent and each of the Lenders party to the Credit Agreement referred to below:

I, the undersigned, a senior authorized financial officer of             , a                           (the “Borrower”), in that capacity only and not in my individual capacity (and without personal liability), do hereby certify as of the date hereof, and based upon facts and circumstances as they exist as of the date hereof (and disclaiming any responsibility for changes in such fact and circumstances after the date hereof), that:

1. This certificate is furnished to the Administrative Agent and the Lenders pursuant to Section      of the Credit Agreement, dated as of                  , 2014, among                      (the “Credit Agreement”). Unless otherwise defined herein, capitalized terms used in this certificate shall have the meanings set forth in the Credit Agreement.

2. For purposes of this certificate, the terms below shall have the following definitions:

(a) “Fair Value”

The amount at which the assets (both tangible and intangible), in their entirety, of the Borrower and its Subsidiaries taken as a whole would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

(b) “Present Fair Salable Value”

The amount that could be obtained by an independent willing seller from an independent willing buyer if the assets (both tangible and intangible) of the Borrower and its Subsidiaries taken as a whole are sold on a going concern basis with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.

(c) “Stated Liabilities”

The recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of the Borrower and its Subsidiaries taken as a whole, as of the date hereof after giving effect to the consummation of the Transactions (including the execution and delivery of the Credit Agreement, the making of the Loans and the use of proceeds of such Loans on the date hereof), determined in accordance with GAAP consistently applied.

(d) “Identified Contingent Liabilities”

The maximum estimated amount of liabilities reasonably likely to result from pending litigation, asserted claims and assessments, guaranties, uninsured risks and other contingent liabilities of the Borrower and its Subsidiaries taken as a whole after giving effect to the Transactions (including the

[Solvency Certificate]

execution and delivery of the Credit Agreement, the making of the Loans and the use of proceeds of such Loans on the date hereof) (including all fees and expenses related thereto but exclusive of such contingent liabilities to the extent reflected in Stated Liabilities), as identified and explained in terms of their nature and estimated magnitude by responsible officers of the Borrower.

(e) “Will be able to pay their Stated Liabilities and Identified Contingent Liabilities as they mature”

For the period from the date hereof through the Maturity Date, the Borrower and its Subsidiaries taken as a whole will have sufficient assets and cash flow to pay their respective Stated Liabilities and Identified Contingent Liabilities as those liabilities mature or (in the case of Identified Contingent Liabilities) otherwise become payable, in light of business conducted or anticipated to be conducted by the Credit Parties as reflected in the projected financial statements and in light of the anticipated credit capacity.

(f) “Do not have Unreasonably Small Capital”

For the period from the date hereof through the Maturity Date, the Borrower and its Subsidiaries taken as a whole after consummation of the Transactions (including the execution and delivery of the Credit Agreement, the making of the Loans and the use of proceeds of such Loans on the date hereof) is a going concern and has sufficient capital to reasonably ensure that it will continue to be a going concern for such period. I understand that “unreasonably small capital” depends upon the nature of the particular business or businesses conducted or to be conducted, and I have reached my conclusion based on the needs and anticipated needs for capital of the business conducted or anticipated to be conducted by the Credit Parties as reflected in the projected financial statements and in light of the anticipated credit capacity.

3. For purposes of this certificate, I, or officers of the Borrower under my direction and supervision, have performed the following procedures as of and for the periods set forth below.

(a) I have reviewed the financial statements (including the pro forma financial statements) referred to in Section      of the Credit Agreement.

(b) I have knowledge of and have reviewed to my satisfaction the Credit Agreement.

(c) As a senior authorized financial officer of the Borrower, I am familiar with the financial condition of the Borrower and its Subsidiaries.

4. Based on and subject to the foregoing, I hereby certify on behalf of the Borrower that after giving effect to the consummation of the Transactions (including the execution and delivery of the Credit Agreement, the making of the Loans and the use of proceeds of such Loans on the date hereof), it is my opinion that (i) the Fair Value of the assets of the Borrower and its Subsidiaries taken as a whole exceed their Stated Liabilities and Identified Contingent Liabilities, (ii) the Present Fair Salable Value of the assets of the Borrower and its Subsidiaries taken as a whole exceed their Stated Liabilities and Identified Contingent Liabilities; (iii) the Borrower and its Subsidiaries taken as a whole do not have Unreasonably Small Capital; and (iv) the Borrower and its Subsidiaries taken as a whole will be able to pay their Stated Liabilities and Identified Contingent Liabilities as they mature.

* * *

[Solvency Certificate]

D-I-2

IN WITNESS WHEREOF, the Borrower has caused this certificate to be executed on its behalf by Senior Authorized Financial Officer as of the date first written above.

[Borrower]

By:
Name:
Title:

[Solvency Certificate]

D-I-3